                                                                     EXHIBIT 4.2

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                       364-DAY REVOLVING CREDIT AGREEMENT

                            Dated as of May 27, 1998

                                     AMONG


                                NGC CORPORATION

                                      and

                      THE FIRST NATIONAL BANK OF CHICAGO,
                    Individually and as Administrative Agent

                            THE CHASE MANHATTAN BANK
                     Individually and as Syndication Agent

                                      and

                                CITIBANK, N.A.,
                    Individually and as Documentation Agent

                                      and

                            THE LENDERS NAMED HEREIN


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                               TABLE OF CONTENTS

                                                                                    PAGE
                                                                                    ----

ARTICLE I  DEFINITIONS                                                                 1
     1.1   Defined Terms                                                               1
     1.2   Accounting Terms and Other Determinations                                  19
     1.3   Currency References                                                        19

ARTICLE II THE FACILITY                                                               19
     2.1   The Facilities                                                             19
           2.1.1   Description of the Revolving Facility                              19
           2.1.2   Availability of Revolving Facility                                 20
           2.1.3   Committed Advances                                                 20
     2.2   Letters of Credit                                                          20
           2.2.1   Issuance of Letters of Credit                                      20
           2.2.2   Aggregate Amount Available under Letters of Credit                 20
           2.2.3   Reimbursement of Issuer; Automatic Advances                        21
           2.2.4   Lender Participation                                               22
           2.2.5   Letter of Credit Fees                                              23
           2.2.6   Issuer Fees                                                        23
           2.2.7   Verification                                                       24
           2.2.8   Irrevocable Obligations and Commercial Practices                   24
           2.2.9   Letter of Credit Collateral Account                                25
           2.2.10   Currency Fluctuation                                              26
     2.3   Competitive Bid Advances                                                   26
           2.3.1   Competitive Bid Option                                             26
           2.3.2   Competitive Bid Quote Request                                      26
           2.3.3   Invitation for Competitive Bid Quotes                              27
           2.3.4   Submission and Contents of Competitive Bid Quotes                  27
           2.3.5   Notice to the Borrower                                             29
           2.3.6   Acceptance and Notice by the Borrower                              29
           2.3.7   Allocation by the Administrative Agent                             30
           2.3.8   Administration Fees                                                30
     2.4   Required Payments; Termination                                             30
     2.5   Types of Committed Advances                                                30
     2.6   Facility Fees                                                              31
     2.7   Cancellation of Aggregate Commitment.                                      31
     2.8   Minimum Amount of Each Advance                                             31
     2.9   Optional Principal Payments                                                31
     2.10  Method of Selecting Types and Interest Periods for New Advances            31
     2.11  Conversion and Continuation of Outstanding Advances                        32
     2.12  Changes in Interest Rate, etc.                                             33
     2.13  Rates Applicable After Default                                             33

                               TABLE OF CONTENTS
                                  (continued)

                                                                                    PAGE
                                                                                    ----
     2.14   Method of Payment                                                         33
     2.15   Register; Notes; Notices                                                  34
     2.16   Interest Payment Dates; Interest and Fee Basis                            34
     2.17   Notification of Advances, Interest Rates, Prepayments and Commitment
            Reductions                                                                35
     2.18   Lending Installations                                                     35
     2.19   Non-Receipt of Funds by the Administrative Agent                          35
     2.20   Withholding Tax Exemption                                                 35
     2.21   Maximum Interest Rate                                                     36
     2.22   Administrative Agent's Fees                                               36
     2.23   Procedure for Terminating Certain Commitments.                            36
     2.24   Extension of Facility Termination Date                                    37

ARTICLE III CHANGE IN CIRCUMSTANCES                                                   39
     3.1    Yield Protection                                                          39
     3.2    Changes in Capital Adequacy Regulations                                   40
     3.3    Availability of Types of Advances                                         41
     3.4    Funding Indemnification                                                   41
     3.5    Lender Statements; Survival of Indemnity                                  41
     3.6    Replacement of Lenders                                                    42
     3.7    Currency                                                                  43

ARTICLE IV  CONDITIONS PRECEDENT                                                      44
     4.1    Conditions Precedent to Effectiveness                                     44
     4.2    Each Advance                                                              45

ARTICLE V   REPRESENTATIONS AND WARRANTIES                                            45
     5.1    Corporate or Partnership Existence and Standing                           45
     5.2    Authorization and Validity                                                46
     5.3    No Conflict; Government Consent                                           46
     5.4    Financial Statements                                                      46
     5.5    Material Adverse Change                                                   46
     5.6    Taxes                                                                     46
     5.7    Litigation and Contingent Obligations                                     46
     5.8    ERISA                                                                     47
     5.9    Regulation U                                                              47
     5.10   Environmental Matters                                                     47
     5.11   Investment Company Act                                                    48
     5.12   Public Utility Holding Company Act                                        48

                               TABLE OF CONTENTS
                                  (continued)

                                                                                     PAGE
                                                                                     ----
ARTICLE VI   COVENANTS                                                                 48
     6.1     Affirmative Covenants                                                     48
     6.1.1   Financial Reporting                                                       48
     6.1.2   Use of Proceeds                                                           49
     6.1.3   Maintain Legal Existence                                                  49
     6.1.4   Insurance                                                                 50
     6.1.5   Compliance with Laws                                                      50
     6.1.6   Inspection                                                                50
     6.1.7   Compliance with ERISA                                                     50
     6.2     Negative Covenants                                                        50
     6.2.1   Merger                                                                    51
     6.2.2   Sale of Assets                                                            51
     6.2.3   Liens                                                                     51
     6.2.4   Leverage Ratio                                                            51

ARTICLE VII  DEFAULTS                                                                  51

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES                            53
     8.1     Acceleration                                                              53
     8.2     Amendments                                                                54
     8.3     Preservation of Rights                                                    55

ARTICLE IX   GENERAL PROVISIONS                                                        55
     9.1     Survival of Representations; Obligations                                  55
     9.2     Governmental Regulation                                                   56
     9.3     Taxes                                                                     56
     9.4     Headings                                                                  56
     9.5     Entire Agreement                                                          56
     9.6     Several Obligations; Benefits of this Agreement                           56
     9.7     Expenses; Indemnification of Administrative Agent, Issuers and
             Lenders                                                                   56
     9.8     Numbers of Documents                                                      57
     9.9     Severability of Provisions                                                57
     9.10    Nonliability of Lenders                                                   57
     9.11    CHOICE OF LAW                                                             57
     9.12    CONSENT TO JURISDICTION                                                   58
     9.13    WAIVER OF JURY TRIAL                                                      58
     9.14    Confidential Information                                                  58

ARCTICLE X   THE ADMINISTRATIVE AGENT                                                  59
     10.1    Appointment and Authority of Administrative Agent and Issuers             59
     10.2    Capacity of the Administrative Agent and each Issuer                      60

                               TABLE OF CONTENTS
                                  (continued)

                                                                                     PAGE
                                                                                     ----
     10.3    No Liability of the Administrative Agent or Issuers and Indemnity         60
     10.4    Employees of Administrative Agent and Issuers                             61
     10.5    Reliance                                                                  61
     10.6    Several Commitments                                                       62
     10.7    Notice of Default                                                         62
     10.8    Lender Credit Decision                                                    62
     10.9    Successor Administrative Agent                                            62

ARTICLE XI   SETOFF; RATABLE PAYMENTS                                                  63
     11.1    Setoff                                                                    63
     11.2    Ratable Payments                                                          63

ARTICLE XII  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS                         64
     12.1    Successors and Assigns                                                    64
     12.2    Participations                                                            64
     12.2.1  Permitted Participants; Effect                                            64
     12.2.2  Voting Rights                                                             64
     12.2.3  Benefit of Setoff                                                         65
     12.3    Assignments                                                               65
     12.3.1  Permitted Assignments                                                     65
     12.3.2  Effect; Effective Date                                                    65
     12.4    Dissemination of Information                                              66
     12.5    Tax Treatment                                                             66

ARTICLE XIII NOTICES                                                                   66
     13.1    Giving Notice                                                             66
     13.2    Change of Address                                                         67

ARTICLE XIV  COUNTERPARTS                                                              67

                                   SCHEDULES

EXHIBIT "A-1"  COMMITTED NOTE

EXHIBIT "A-2"  COMPETITIVE BID NOTE

EXHIBIT "B-1"  FORM OF OPINION OF BORROWERS COUNSEL

EXHIBIT "B-2"  FORM OF OPINION OF VINSON & ELKINS

EXHIBIT "C"    COMPLIANCE CERTIFICATE

EXHIBIT "C-1"  ISSUANCE REQUEST

EXHIBIT "D"    ASSIGNMENT AGREEMENT

EXHIBIT "E"    LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

EXHIBIT "F"    COMPETITIVE BID QUOTE REQUEST

EXHIBIT "G"    INVITATION FOR COMPETITIVE BID QUOTES

EXHIBIT "H"    COMPETITIVE BID QUOTE

EXHIBIT "I"    FORM OF OPINION OF MAYER, BROWN & PLATT

SCHEDULE "1"   OUTSTANDING LETTERS OF CREDIT

                       364-DAY REVOLVING CREDIT AGREEMENT

   This 364-Day Revolving Credit Agreement, dated as of May 27, 1998 is among NGC Corporation, a Delaware corporation, as Borrower (the "Borrower"), the Lenders (hereinafter defined), The First National Bank of Chicago, as Administrative Agent, The Chase Manhattan Bank, as syndication agent (the "Syndication Agent"), and Citibank, N.A., as documentation agent (the "Documentation Agent"). The parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

1.1  Defined Terms.

   As used in this Agreement:

   "Absolute Rate" means, with respect to a Competitive Bid Loan made by a given Lender for the relevant Absolute Rate Interest Period, the rate of interest per annum (rounded to the nearest 1/100 of 1%) offered by such Lender and accepted by the Borrower pursuant to Section 2.3.6.

   "Absolute Rate Advance" means a Competitive Bid Advance which bears interest at an Absolute Rate.

   "Absolute Rate Auction" means a solicitation of Competitive Bid Quotes setting forth Absolute Rates pursuant to Section 2.3.

   "Absolute Rate Interest Period" means, with respect to an Absolute Rate Advance or an Absolute Rate Loan, a period of not less than 7 and not more than 270 days commencing on a Business Day selected by the Borrower pursuant to this Agreement. If such Absolute Rate Interest Period would end on a day which is not a Business Day, such Absolute Rate Interest Period shall end on the next succeeding Business Day.

   "Absolute Rate Loan" means a Competitive Bid Loan which bears interest at an Absolute Rate.

   "Accepting Lender" is defined in Section 2.24(a).

   "Administrative Agent" means The First National Bank of Chicago in its capacity as administrative agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

   "Advance" means a Committed Advance or a Competitive Bid Advance.

   "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

   "Agents" means, collectively, the Administrative Agent, the Syndication Agent and the Documentation Agent.

   "Agreed Currency" is defined in Section 3.7(i).

   "Aggregate Commitment" means $400,000,000 as such amount may be reduced from time to time pursuant to the terms hereof, including without limitation Section 2.7.

   "Agreement" means this 364-Day Revolving Credit Agreement, as it may be amended or modified and in effect from time to time.

   "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Corporate Base Rate for such day and (ii) the sum of Federal Funds Effective Rate for such day plus 1/2% per annum.

   "Alternate Base Rate Advance" means a Committed Advance that bears interest at the Alternate Base Rate.

   "Alternate Base Rate Loan" means a Committed Loan that bears interest at the Alternate Base Rate.

   "Alternative Currency" means Pounds Sterling or Canadian Dollars.

   "Amended and Restated Credit Agreement" means that certain Amended and Restated Credit Agreement dated as of June 27, 1997, among NGC Corporation, a Delaware corporation, as Borrower, the Lenders (defined therein), The First National Bank of Chicago, as Agent, and The Chase Manhattan Bank (successor by merger to The Chase Manhattan Bank National Association) and NationsBank, N.A., as Co-Agents.

   "Applicable Documentary Margin" means on any date and with respect to each Documentary Letter of Credit (subject to clause (iii) of the definition of "Applicable Rating Level"), the applicable margin set forth below based on the Applicable Rating Level on such date:

                     Applicable
  Applicable        Documentary
  Rating Level         Margin
  ------------      -----------
  Level I                0.1500%
  -----------------------------
  Level II               0.1800%
  -----------------------------
  Level III              0.2000%
  -----------------------------
  Level IV               0.2500%
  -----------------------------
  Level V                0.3500%
  -----------------------------


     "Applicable Facility Fee" means on any date (subject to clause (iii) of the definition of "Applicable Rating Level") the rate per annum set forth below opposite the Applicable Rating Level:

Applicable Rating Level      Applicable Facility Fee
----------------------------------------------------
Level I                                       0.0700%
----------------------------------------------------
Level II                                      0.0800%
----------------------------------------------------
Level III                                     0.1000%
----------------------------------------------------
Level IV                                      0.1250%
----------------------------------------------------
Level V                                       0.1500%
----------------------------------------------------

     "Applicable Margin" means on any date (subject to clause (iii) of the definition of "Applicable Rating Level"), the applicable margin set forth below based on the Applicable Rating Level on such date:

Applicable        Applicable
Rating Level        Margin
----------------------------
Level I               0.1800%
----------------------------
Level II              0.2200%
----------------------------
Level III             0.2500%
----------------------------
Level IV              0.3250%
----------------------------
Level V               0.5000%
----------------------------

     "Applicable Rating Level" means the highest level set forth below that corresponds to the rating issued from time to time by S&P or Moody's as applicable to the Borrower's senior unsecured long-term debt:

                  Moody's         S&P
                  -------        -----
Level I          * A3           * A-
--------------------------------------
Level II           Baa1           BBB+
--------------------------------------
Level III          Baa2           BBB
--------------------------------------
Level IV           Baa3           BBB-
--------------------------------------
Level V  less than Baa3 less than BBB-
--------------------------------------
* = equal to or greater than

For example, if the Moody's rating is Baa1 and the S&P rating is BBB, Level II shall apply.

     For purposes of the foregoing, (i) "(equal to or greater than)" means a rating equal to or more favorable than; "(less than)" means a rating less favorable than; (ii) if ratings for the Borrower's senior unsecured long-term debt shall not be available from both S&P and Moody's, Level V shall be deemed applicable; (iii) if determinative ratings shall change (other than as a result of a change in the rating system used by any applicable Rating Agency) such that a change in Applicable Rating Level would result, such change shall effect a change in Applicable Rating Level as of the day on which it is first announced by the applicable Rating Agency, and any change in the Applicable Margin or percentage used in calculating fees due hereunder shall apply commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; and (iv) if the rating system of any of the Rating Agencies shall change prior to the date all Obligations hereunder have been paid and the relevant Commitments canceled, the Borrower and the Lenders shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system, and pending such amendment, if no Applicable Rating Level is otherwise determinable based upon the foregoing, the Applicable Rating Level in effect immediately prior to such changed rating system shall apply.

     "Article" means an article of this Agreement unless another document is specifically referenced.

     "Authorized Officer" means any of the Chief Executive Officer, the President, the Chief Financial Officer, any Senior Vice President, the Controller, the Treasurer or any Assistant Treasurer of the Borrower.

     "Borrower" means NGC Corporation, a Delaware corporation and its successors and assigns.

     "Borrower's Home Page" means the Borrower's home page on the World Wide Web at www.ngccorp.com or such other address as the Borrower may provide pursuant to
Section 13.2.

     "Borrowing Date" means a date on which an Advance is made or a Letter of Credit is issued hereunder.

     "Borrowing Notice" means a Committed Borrowing Notice or a Competitive Bid Borrowing Notice, or both, as the context may require.

     "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Committed Advances or Eurodollar Bid Rate Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, New York and London for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market (ii) with respect to the determination of any Dollar Equivalent for purposes hereof, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, New York and London for dealings in foreign exchange involving U.S. Dollars, Canadian Dollars and Pounds Sterling, and (iii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities.

     "Canadian Dollars" and "C$" each mean lawful money of Canada.

     "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

     "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person as a lessee under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

     "Change" is defined in Section 3.2.

     "Change of Control" means, at any time, any Person, other than any existing owner of at least 20% of the outstanding shares of the stock of the Borrower as of the Closing Date, owns, directly or indirectly, in the aggregate, more than 50% of the outstanding shares of the stock of the Borrower.

     "Closing Date" means May 27, 1998.

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     "Collateral Shortfall Amount" is defined in Sections 2.4 and 8.1(a).

     "Commitment" means, for each Lender, the obligation of such Lender to make Committed Loans or to purchase Letter of Credit Liabilities not exceeding the amount set forth opposite its name in Schedule 2 or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to
Section 12.3.2 for such Loan or Letter of Credit Liabilities, as such amount may be modified from time to time pursuant to the terms hereof.

     "Committed Advance" means a borrowing hereunder consisting of the aggregate amount of the several Committed Loans made by the relevant Lenders to the Borrower on the same Borrowing Date, for the same Interest Period and of the same Type.

     "Committed Borrowing Notice" is defined in Section 2.10.

     "Committed Loan" means a Eurodollar Committed Loan or an Alternate Base Rate Loan.

     "Committed Note" means a promissory note in substantially the form of Exhibit "A-1" hereto, with appropriate insertions, duly executed and delivered to the Administrative Agent by the Borrower for the account of a Lender and payable to the order of such Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

     "Competitive Bid Advance" means a borrowing hereunder consisting of the aggregate amount of the several Competitive Bid Loans made by some or all of the Lenders to the Borrower on the same Borrowing Date, for the same Interest Period and of the same Type.

     "Competitive Bid Borrowing Notice" is defined in Section 2.3.6.

     "Competitive Bid Loan" means a Eurodollar Bid Rate Loan or an Absolute Rate Loan.

     "Competitive Bid Margin" means the margin above or below the applicable Eurodollar Base Rate offered for a Eurodollar Bid Rate Loan, expressed as a percentage (rounded to the nearest 1/100 of 1%) to be added or subtracted from such Eurodollar Base Rate.

     "Competitive Bid Note" means a promissory note in substantially the form of Exhibit "A-2" hereto, with appropriate insertions, duly executed and delivered to the Administrative Agent by the Borrower for the account of a Lender and payable to the order of such Lender, including any amendment, modification, renewal or replacement of such promissory note.

     "Competitive Bid Quote" means a Competitive Bid Quote substantially in the form of Exhibit "H" hereto completed and delivered by a Lender to the Administrative Agent in accordance with Section 2.3.4.

     "Competitive Bid Quote Request" means a Competitive Bid Quote Request substantially in the form of Exhibit "F" hereto completed and delivered by the Borrower to the Administrative Agent in accordance with Section 2.3.2.

     "Compliance Certificate" is defined in Section 6.1.1(iii).

     "Consolidated Debt" means, as of any date of determination thereof, the aggregate principal amount of all then outstanding Debt of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP as of such date.

     "Consolidated EBITDA" means, for any period, the sum of (a) net income (before income taxes) of the Borrower and its Subsidiaries determined for such period on a consolidated basis; plus (b) interest expense, whether paid or accrued, of the Borrower and its Subsidiaries determined for such period on a consolidated basis, plus (c) depreciation, depletion, impairment, abandonment and amortization expense of the Borrower and its Subsidiaries determined for such period on a consolidated basis; provided, however, for purposes of this definition, extraordinary gains and losses and other gains and losses on the disposition of assets not in the ordinary course of business shall be excluded from the calculation of Consolidated EBITDA.

     "Consolidated Net Worth" means, at any date, the stockholders' equity of the Borrower and its Subsidiaries (including the Subordinated Capital Income Securities) determined on a consolidated basis in accordance with GAAP as of such date.

     "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under
Section 414 of the Code.

     "Conversion/Continuation Notice" is defined in Section 2.11.

     "Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes.

     "Credit Agreement" means that certain Credit Agreement dated as of even date herewith, among NGC Corporation, a Delaware corporation, as Borrower, the Lenders (defined therein), The First National Bank of Chicago, as Administrative Agent, The Chase Manhattan Bank, as Syndication Agent and NationsBank, N.A., as Documentation Agent.

     "CUSA Assumed Debt" means the $155,373,000 aggregate principal amount of Chevron U.S.A. Inc.'s obligations under the demand promissory note dated August 25, 1994 payable by Chevron U.S.A. Inc. to Chevron Capital U.S.A. Inc., the payment of which was assumed by the Borrower.

     "Declining Lenders" is defined in Section 2.24(b).

     "Debt" means, with respect to any Person, (a) all indebtedness and other obligations of such Person for the repayment of money borrowed (including, without limitation, reimbursement obligations with respect to drawn Letters of Credit), whether or not represented by acceptances, bonds, debentures, notes, or other instruments or securities, (b) all indebtedness and other obligations of such Person for the deferred payment of the purchase price of any property or assets (other than accounts payable on terms customary in the trade), (c) all Capitalized Lease Obligations of such Person, (d) all indebtedness and other obligations, whether or not assumed by such Person, secured by any Lien (other than Permitted Liens of the type described in clauses (a) through (n) and (p),
(q) and items (iii) and (iv) of clause (o) of the definition of "Permitted Liens" and extensions, renewals, or replacements of any Permitted Lien referred to in this parenthetical, provided that the principal amount of the Debt or obligation secured thereby is no greater than the principal amount or, if greater, the maximum commitment of such Debt or obligation at the time such Lien became a Permitted Lien and that any such extension, renewal or replacement Lien is limited to the Property originally encumbered thereby) on any Property of such Person and (e) all guaranties of payment or collection of any Debt of any other Person described in clauses (a) through (d) above; provided, however, that in no event shall Debt described in any of the foregoing categories (i) be duplicative of any Debt described in any other such category, or (ii) include any Project Financing; provided further, that for purposes of the foregoing clauses (a), (b), (c), and
(d), Debt shall include, in the case of the Borrower and its Subsidiaries, only such obligations as are shown as a liability on a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP; provided further that the Subordinated Capital Income Securities and completion guaranties (or similar guaranties that a project perform as planned) shall not constitute Debt.

     "Default" means an event described in Article VII.

     "Documentary Letter of Credit" means a Letter of Credit which is a short term, self-liquidating trade-related contingency.

     "Documentation Agent" is defined in the preamble.

     "Dollar Equivalent" means on any day (a) with respect to any amount denominated in U.S. Dollars, such amount and (b) with respect to any amount denominated in an Alternative Currency, the amount of U.S. Dollars into which such amount may be converted at the spot rate at which U.S. Dollars are offered to the Administrative Agent in London for the Alternative Currency in which such amount is denominated at approximately 11:00 a.m. (London time) on such day or if such day is not a Business Day, on the immediately preceding Business Day.

     "Draw Amount" is defined in Section 2.2.4.

     "Draw Date" is defined in Section 2.2.4.

     "Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders directed to the Borrower or any of its Subsidiaries) relating to the protection of the environment and in effect in any and all jurisdictions in which the Borrower or its Subsidiaries are conducting or at any time have conducted business, or where any Property of the Borrower or any of its Subsidiaries is located, or where any Hazardous Material generated by or disposed of by the Borrower or any of its Subsidiaries is located, to the extent applicable to each such business activity, Property or generation or disposal.

     "EDGAR" means the SEC's Electronic Data Gathering, Analysis and Retrieval system or any successor system.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

     "Eurodollar Auction" means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins pursuant to Section 2.3.

     "Eurodollar Base Rate" means, with respect to any Eurodollar Interest Period for any Eurodollar Committed Loan or Eurodollar Bid Rate Loan, the lesser of (A) the rate per annum equal to the average of the offered quotations appearing on Telerate Page 3750 (or if such Telerate Page shall not be available, any successor or similar service as may be selected by the Administrative Agent and the Borrower) as of 11:00 a.m., London time, (or as soon thereafter as practicable) on the day two Business Days prior to the first day of such Eurodollar Interest Period for dollar deposits having a term comparable to such Eurodollar Interest Period or (B) the maximum interest rate permitted pursuant to Section 2.21. If none of such Telerate Page 3750 nor any successor or similar service is available, then the "Eurodollar Base Rate" shall mean, with respect to any Eurodollar Interest Period for any applicable Eurodollar Committed Loan or Eurodollar Bid Rate Loan, the lesser of (A) the rate per annum determined by the Administrative Agent to be the average of the rates quoted by the Reference Banks at approximately 11:00 a.m., London time, (or as soon thereafter as practicable) on the day two Business Days prior to the first day of such Eurodollar Interest Period for the offering by such Reference Banks to leading banks in the interbank market of U.S. dollar deposits having a term comparable to such Eurodollar Interest Period and in an amount comparable to the principal amount of the Eurodollar Committed Loan or Eurodollar Bid Rate Loan of such respective Reference Bank to which such Eurodollar Interest Period relates or (B) the maximum interest rate permitted pursuant to Section 2.21. If any Reference Bank does not furnish a timely quotation, the Administrative Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Banks. Each determination of the Eurodollar Base Rate shall be conclusive and binding, absent manifest error.

     "Eurodollar Bid Rate" means, with respect to a Competitive Bid Loan made by a given Lender for the relevant Eurodollar Interest Period, the sum of (i) the Eurodollar Base Rate and (ii) the Competitive Bid Margin offered by such Lender and accepted by the Borrower pursuant to Section 2.3.6.

     "Eurodollar Bid Rate Advance" means a Competitive Bid Advance which bears interest at a Eurodollar Bid Rate.

     "Eurodollar Bid Rate Loan" means a Competitive Bid Loan which bears interest at a Eurodollar Bid Rate.

     "Eurodollar Committed Advance" means a Committed Advance which bears interest at a Eurodollar Rate.

     "Eurodollar Committed Loan" means a Committed Loan which bears interest at a Eurodollar Rate.

     "Eurodollar Interest Period" means, with respect to a Eurodollar Committed Advance, a Eurodollar Committed Loan, a Eurodollar Bid Rate Advance or a Eurodollar Bid Rate Loan, a period of one, two, three, six, or (subject to availability by each applicable Lender) nine or twelve months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Eurodollar Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three, six, nine or twelve months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third, sixth, ninth or twelfth succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second, third, sixth, ninth or twelfth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

     "Eurodollar Rate" means, with respect to a Eurodollar Committed Advance or a Eurodollar Committed Loan for the relevant Eurodollar Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Eurodollar Interest Period, divided by (b) one minus the Reserve Requirement, if any, (expressed as a decimal) applicable to such Eurodollar Interest Period plus
(ii) the Applicable Margin. The Eurodollar Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.

     "Excess Exposure" is defined in Section 2.4.

     "Facility Termination Date" means the earlier of (i) May 26, 1999 or such other later date as may result from any extension requested by the Borrower and consented to by the Accepting Lenders pursuant to Section 2.24 and (ii) the date on which the Aggregate Commitment shall have been reduced to zero pursuant to
Section 2.7.

     "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

     "First Chicago" means The First National Bank of Chicago in its individual capacity, and its successors.

     "GAAP" means generally accepted accounting principles as in effect from time to time.

     "Hazardous Material" means (a) any "hazardous substance," as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and (b) any "hazardous waste," as defined by the Resource Conservation and Recovery Act, as amended and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material waste or substance within the meaning of any applicable Environmental Law, all as amended or hereafter amended.

     "Increasing Accepting Lenders" is defined in Section 2.24(b)(ii).

     "Indemnified Party" is defined in Section 9.7.

     "Interest Period" means a Eurodollar Interest Period or an Absolute Rate Interest Period.

     "Invitation for Competitive Bid Quotes" means an Invitation for Competitive Bid Quotes substantially in the form of Exhibit "G" hereto, completed and delivered by the Administrative Agent to the Lenders in accordance with Section 2.3.3.

     "Issuance Date" means, for each Letter of Credit, the date on which such Letter of Credit is issued hereunder.

     "Issuance Request" means either (i) a credit issuance request in substantially the form attached to this Agreement as Exhibit "C-1" hereto, with all blanks appropriately completed and duly executed and delivered by an Authorized Officer on behalf of the Borrower, or (ii) a request for the issuance of a Letter of Credit by First Chicago made by the Borrower through First Chicago's FirstTrade System pursuant to the FirstTrade Services Agreement between the Borrower and First Chicago dated as of August 18, 1989, as amended or replaced from time to time.

     "Issuer" means with respect to each Letter of Credit, the Lender that issues such Letter of Credit and shall be either First Chicago or a Lender other than First Chicago which has agreed in writing to issue one or more such Letters of Credit under this Agreement. The Borrower shall indicate in the Issuance Request to the Administrative Agent and any such Lender with respect to each Letter of Credit who the Issuer shall be for such Letter of Credit.

     "Issuing Office" means, with respect to an Issuer, any office, branch, subsidiary or affiliate of such Issuer.

     "Judgment Currency" is defined in Section 3.7(ii).

     "Laws" means all statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of the United States, any state, any foreign country, or any other Tribunal.

     "Lenders" means the lending institutions listed on the signature pages of this Agreement and the lending institutions that hereafter become parties hereto pursuant to Section 2.24, 3.6 or 12.3.

     "Lending Installation" means, with respect to a Lender, any office, branch, subsidiary or affiliate of such Lender.

     "Letter of Credit" means (i) a Documentary Letter of Credit or a Standby Letter of Credit or similar instrument which is issued pursuant to this Agreement for which the Borrower is liable and (ii) each letter of credit outstanding on the Closing Date listed on Schedule 1 hereto which letters of credit will be deemed to be issued and outstanding under this Agreement as of the Closing Date.

     "Letter of Credit Collateral Account" is defined in Section 2.2.9.

     "Letter of Credit Collateral Account Investments" is defined in Section 2.2.9.

     "Letter of Credit Liabilities" means, at any time, the Dollar Equivalent of the Stated Amount of all Letters of Credit outstanding plus the Dollar Equivalent of reimbursement obligations to the Issuers of Letters of Credit with respect to amounts paid by such Issuers pursuant to Letters of Credit which reimbursement obligations have not been repaid by the Borrower and have not been deemed to be automatic Alternate Base Rate Advances pursuant to Section 2.2.3.

     "Leverage Ratio" means the ratio, expressed as a percentage, of Consolidated Debt to the sum of Consolidated Debt plus Consolidated Net Worth.

     "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, security interest, encumbrance or preference, priority or other security agreement or any interest in Property to secure payment of a debt or performance of an obligation (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

     "Loan" means, with respect to a Lender, such Lender's portion of any Advance of a particular Type.

     "Loan Documents" means this Agreement, each of the Notes, if any, each Competitive Bid Quote Request, each Issuance Request, each Committed Borrowing Notice, the agreement with respect to fees referred to in Section 2.22, together in each case with all exhibits, schedules and attachments thereto, and any agreements, documents, certificates and instruments from time to time executed and delivered by the Borrower pursuant to or in connection with this Agreement.

     "Material Adverse Effect" means a material adverse effect on (i) the business, Property, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, or (ii) the ability of the Borrower to perform its payment obligations under any of the Loan Documents.

     "Material Agreement" means any contract or agreement binding on the Borrower which is material to the consolidated financial condition or operations of the Borrower and its Subsidiaries taken as a whole.

     "Moody's" means Moody's Investors Service, Inc. and any successor thereto that is a nationally-recognized rating agency.

     "Multiemployer Plan" means a "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is obligated to make contributions.

     "Notes" means, collectively, the Competitive Bid Notes, and the Committed Notes; and "Note" means any one of the Notes.

     "Notice of Assignment" is defined in Section 12.3.2.

     "Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent or any Indemnified Party arising under any of the Loan Documents.

     "Other Currency" is defined in Section 3.7(i).

     "Out of Funds Period" means the period from and including a Draw Date to but excluding the date a Lender provides the Administrative Agent immediately available and freely transferable funds equal to such Lender's Percentage of the drawing under a Letter of Credit which took place on such Draw Date.

     "Participants" is defined in Section 12.2.1.

     "Payment Date" means the last Business Day of each calendar quarter.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "Percentage" means, (i) as to any Lender at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Lender's Commitment divided by the Aggregate Commitment.

     "Permitted Liens" means any one or more of the following: (a) Liens for taxes, assessments or other governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings diligently prosecuted and as to which adequate reserves shall have been set aside in conformity with GAAP, (b) deposits or pledges to secure the payment of workers' compensation, unemployment insurance, social security benefits or obligations arising under similar legislation, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature incurred in the ordinary course of business, (c) materialmen's, mechanics', workmen's, repairmen's, employees', landlord's, lessor's or other like Liens arising in the ordinary course of business to secure obligations not more than 30 days past due or being contested in good faith and as to which adequate reserves shall have been set aside in conformity with GAAP or as to which adequate bonds shall have been obtained, (d) Liens arising under Section
9.319 of the Texas Uniform Commercial Code or similar statutes of states other than Texas, (e) zoning restrictions, easements, rights-of-way, restrictions, servitudes, permits, reservations, encroachments, exceptions, conditions, covenants, and any other restrictions on the use of real property none of which materially impairs the use of such property by the owner of such property in the operation of its business, (f) Liens in favor of the Administrative Agent for pro rata benefit of Lenders, or to the Lenders to secure the Obligations, (g) inchoate Liens arising under ERISA, (h) Liens reserved in customary oil, gas and/or mineral leases for bonus or rental payments and for compliance with the terms of such leases and Liens reserved in customary operating agreements, farm-out and farm-in agreements, exploration agreements, development agreements and other similar agreements for compliance with the terms of such agreements, (i) any obligations or duties affecting any of the Property of any Person to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of such Property for the purposes for which it is held, (j) defects, irregularities and deficiencies in title to any Property of any Person which in the aggregate do not materially impair the use of such Property for the purposes for which such Property is held by the Borrower, and defects, irregularities and deficiencies in title to any Property of the Borrower which defects, irregularities or deficiencies have been cured by possession under applicable statutes of limitation, (k) royalties, overriding royalties, revenue interests, net revenue interests, production payments (other than royalties, overriding royalties, revenue interests, net revenue interests or production payments granted or created by a Person or any of its Subsidiaries in the ordinary course of business in connection with, or having the effect of, the borrowing of money), advance payment obligations (other than obligations in respect of advance payment received by such Person or any of its Subsidiaries in connection with, or having the effect of, the borrowing of money) and other similar burdens now existing on Properties now owned or, as to Properties hereafter acquired, at the time of acquisition by such Person, (l) Liens arising out of all presently existing and future division and transfer orders, advance payment agreements, processing contracts, gas processing plant agreements, operating agreements, gas balancing or deferred production agreements, pooling, unitization or communitization agreements, pipeline, gathering or transportation agreements, platform agreements, drilling contracts, injection or repressuring agreements, cycling agreements, construction agreements, salt water or other disposal agreements, leases or rental agreements, farm-out and farm-in agreements, exploration and development agreements, and any and all other contracts or agreements covering, arising out of, used or useful in connection with or pertaining to the exploration, development, operation, production, sale, use, purchase, exchange, storage, separation, dehydration, treatment, compression, gathering, transportation, processing, improvement, marketing, disposal or handling of any Property of a Person, provided such agreements are entered into the ordinary course of business and contain terms customary for such agreements in the industry, (m) in the case of the Borrower and its Subsidiaries, other minor Liens or encumbrances none of which interferes materially with the use of the Property affected in the ordinary conduct of the Borrower's and/or its Subsidiaries business and which individually or in the aggregate do not have a Material Adverse Effect, (n) utility easements, building restrictions and such other encumbrances or charges against real property which are of a nature generally existing with respect to properties of a similar character and which do not materially affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries; (o) (i) Liens created by Capitalized Leases provided that the Liens created by any such Capitalized Lease attach only to the Property leased to the Borrower or one of its Subsidiaries pursuant thereto, (ii) purchase money Liens securing Debt (including such Liens securing Debt incurred within 12 months of the date on which such Property was acquired) provided that all such

Liens attach only to the Property purchased with the proceeds of the Debt secured thereby, (iii) Liens on receivables, notes, contracts or contract rights created in connection with a sale, securitization or monetization of such receivables, notes or contracts or contract rights, and Liens on rights of the Borrower or any Subsidiary related to such receivables, notes, contracts or contract rights which are transferred to the purchaser of such receivables, notes or, contracts or contract rights in connection with such sale, securitization or monetization; provided that such Liens secure only the obligations of the Borrower or any of its Subsidiaries in connection with such sale, securitization or monetization and (iv) Liens created by leases that do not constitute Capitalized Leases at the time such leases are entered into provided that the Liens created thereby attach only to the Property leased to the Borrower or one of its Subsidiaries pursuant thereto; (p) Liens on cash and short-term investments (i) deposited by the Borrower or any of its Subsidiaries in margin accounts with or on behalf of futures contract brokers or other counterparties or (ii) pledged by the Borrower or any of its Subsidiaries, in the case of clause (i) or (ii) to secure its obligations with respect to contracts (including without limitation, physical delivery, option (whether cash or financial), exchange, swap and futures contracts) for the purchase or sale of any energy-related commodity or interest rate or currency rate management contracts, (q) Liens on (i) Property owned by a Project Financing Subsidiary or
(ii) equity interests in a Project Financing Subsidiary (including in each case a pledge of a partnership interest, common stock or a membership interest in a limited liability company) securing Debt incurred in connection with a Project Financing, (r) Liens on Property of a Person which exist at the time such Person becomes a Subsidiary of the Borrower as a result of a permitted acquisition which Liens were not granted in contemplation of such Person becoming a Subsidiary of the Borrower, (s) extensions, renewals or replacements of any Permitted Lien referred to in clauses (a) through (r) of this definition of "Permitted Liens", provided that the principal amount of the Debt or obligation secured thereby is no greater than the principal amount or, if greater, the maximum commitment of such Debt or obligation at the time such Lien became a Permitted Lien and that any such extension, renewal or replacement Lien is limited to the Property originally encumbered thereby, and (t) other Liens securing Debt and other obligations not to exceed the higher of (i) $25,000,000 in the aggregate at any time outstanding or (ii) 2% of Consolidated Net Worth.

     "Person" means any natural person, corporation, firm, joint venture, partnership, association, enterprise, limited liability company, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

     "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

     "Pounds Sterling" and "(Pounds)" each mean lawful money of the United Kingdom.

     "Principal Subsidiary" means any Subsidiary, other than a Project Financing Subsidiary, having (i) consolidated fixed assets plus net working capital with a book value equal to or greater than 10% of the Borrower's consolidated fixed assets plus net working capital in the aggregate as determined in a manner consistent with the most recent financial statements delivered to Lenders pursuant to Section 6.1.1 (or the statements referred to in Section 5.4 until financial statements have been delivered pursuant to Section 6.1.1) or (ii) 15% or more of the Borrower's Consolidated EBITDA for the calendar quarter immediately prior to the quarter in which such determination is made.

     "Project Financing" means any Debt or other obligations under leases that do not constitute Capitalized Lease Obligations at the time such leases are entered into, in each case that are incurred to finance a project or group of projects (including any construction financing), in each case to the extent that such Debt or other obligations expressly are not recourse to the Borrower or any of its Subsidiaries (other than a Project Financing Subsidiary) or any of their respective Property other than the Property of a Project Financing Subsidiary.

     "Project Financing Subsidiary" means (i) any Subsidiary of the Borrower or
(ii) any other Person in which the Borrower directly or indirectly owns a 50% or less interest, in each case, whose principal purpose is to incur Project Financing or to become an owner of interests in a Person so created to conduct the business activities for which such Project Financing was incurred, and substantially all the fixed assets of which Subsidiary or Person are those fixed assets being financed (or to be financed) in whole or in part by one or more Project Financings.

     "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person, and includes, without limitation, stock, partnership and limited liability company interests owned or held in any other Person by such Person.

     "Purchasers" is defined in Section 12.3.1.

     "Rating Agency" means either of S&P or Moody's.

     "Reference Banks" means each of the Administrative Agent, the Syndication Agent and the Documentation Agent.

     "Register" is defined in Section 2.15.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

     "Replacement Lenders" is defined in Section 2.24(b)(ii).

     "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Single Employer Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of
Section 302 of

ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or
Section 412(d) of the Code.

     "Required Lenders" means, at any time, Lenders in the aggregate holding at least 51% of the sum of the Aggregate Commitment or, if the entire Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 51% of the aggregate unpaid principal amount of the sum of outstanding Advances and Letter of Credit Liabilities.

     "Reserve Requirement" means, with respect to a Eurodollar Interest Period, the maximum aggregate reserve requirement, if any, (including all basic, supplemental, marginal and other reserves) which is imposed on Eurocurrency liabilities (in the case of Eurodollar Committed Advances or Eurodollar Committed Loans). The Reserve Requirement shall be adjusted automatically on and as of the effective date of any change in the applicable reserve requirement.

     "Revolving Facility" is defined in Section 2.1.1.

     "Risk-Based Capital Guidelines" is defined in Section 3.2.

     "Rolling Period" means for each calendar quarter, such quarter and the three preceding calendar quarters.

     "S&P" means Standard & Poor's Ratings Group and any successor thereto that is a nationally-recognized rating agency.

     "SEC" means the Securities & Exchange Commission.

     "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

     "Single Employer Plan" means a Plan that is not a Multiemployer Plan.

     "Standby Letter of Credit" means a Letter of Credit (other than a Documentary Letter of Credit).

     "Stated Amount" means the original amount of a Letter of Credit as reduced
(i) by any drawings thereunder or (ii) pursuant to a provision of such Letter of Credit which provides for one or more reductions in the amount drawable thereunder and as increased or reinstated pursuant to a provision of such Letter of Credit which provides for one or more increases in or reinstatements of the amount drawable thereunder.

     "Subordinated Capital Income Securities" means the capital securities issued in an aggregate amount of $200,000,000 by NGC Corporation Capital Trust I or other similar securities with similar accounting treatment which may be issued from time to time by the Borrower or its Subsidiaries.

     "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture, limited liability company, trust or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a direct or indirect Subsidiary of the Borrower.

     "Syndication Agent" is defined in the preamble.

     "Transferee" is defined in Section 12.4.

     "Tribunal" means any state, commonwealth, federal, foreign, territorial, or other court or governmental department, commission, board, bureau, agency, or instrumentality or any properly convened arbitration.

     "Type" means, with respect to any Committed Advance, its nature as an Alternate Base Rate Advance or Eurodollar Committed Advance and with respect to any Competitive Bid Advance, its nature as a Eurodollar Bid Rate Advance or Absolute Rate Advance.

     "UCC" means the Uniform Commercial Code in effect from time to time in the State of Illinois.

     "Unfunded Liabilities" means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

     "Unmatured Default" means an event or condition which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     "U.S. Dollars" and "$" each mean lawful money of the United States.

     "World Wide Web" means the subset (commonly referred to as the "World Wide Web") of the worldwide network of computers (commonly known as the "Internet") communicating via an agreed upon protocol which uses a combination of text, graphics, audio and video (multimedia) to provide information.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

      1.2 Accounting Terms and Other Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP. The words "herein," "hereof," "hereunder," and words of similar import refer to this Agreement as a whole and not to a particular article, section, paragraph or other subdivision. All other terms used herein shall have the meanings stated herein or, if not otherwise defined herein, the meanings for such terms provided in the UCC.

      1.3 Currency References. Unless otherwise specified herein, all dollar amounts expressed herein shall refer to U.S. Dollars. Except as otherwise herein specified, for purposes of calculating compliance with the terms of this Agreement and the other Loan Documents (including for purposes of calculating compliance with the covenants), each obligation or calculation shall be converted to its Dollar Equivalent.

                                   ARTICLE II

                                  THE FACILITY

      2.1 The Facilities.

      2.1.1 Description of the Revolving Facility. The Lenders grant to the Borrower a revolving credit facility (the "Revolving Facility") pursuant to which, and upon the terms and subject to the conditions herein set out and provided that no Default or Unmatured Default has occurred and is continuing:

          (i) each Lender severally agrees to make Committed Loans in U.S. Dollars to the Borrower in accordance with Section 2.1; provided, that in no event may the sum of such Lender's Percentage of the outstanding principal amount of Committed Advances, plus such Lender's Percentage of the Letter of Credit Liabilities exceed such Lender's Commitment;

          (ii) the Issuers severally agree to issue Letters of Credit and the Lenders agree with the Issuers to acquire participations in the Letters of Credit in accordance with Section 2.2;

          (iii) each Lender may, in its sole discretion, make bids to make Competitive Bid Loans in U.S. Dollars to the Borrower in accordance with
     Section 2.3; and

          (iv) in no event may the sum of the aggregate principal amount of all outstanding Committed Advances plus all Competitive Bid Advances plus the Letter of Credit Liabilities exceed the Aggregate Commitment.

      2.1.2 Availability of Revolving Facility. Subject to the terms of this Agreement, the Revolving Facility is available to the Borrower from the date of this Agreement to the Facility Termination Date, and the Borrower may borrow, repay and reborrow, or obtain Letters of Credit under the Revolving Facility at any time prior to the Facility Termination Date.

      2.1.3 Committed Advances. Each Committed Advance hereunder shall consist of borrowings made from the several Lenders ratably in proportion to their respective Percentage. The Committed Loans made by each Lender shall be evidenced by a Committed Note if requested in writing by such Lender.

      2.2 Letters of Credit.

      2.2.1 Issuance of Letters of Credit. Subject to the terms and conditions of this Agreement, and provided that no Default or Unmatured Default has occurred and is continuing and the Borrower has provided the Administrative Agent and the applicable Issuer with an Issuance Request, the applicable Issuer will issue one or more Letters of Credit from time to time prior to the Facility Termination Date for the account of the Borrower; it being understood and agreed that subject to the other terms of this Agreement the Borrower may obtain for its account Letters of Credit on behalf of any of its Subsidiaries. Each Letter of Credit shall be issued for the purpose of securing the trade payables or other obligations of the Borrower or a Subsidiary or Affiliate of the Borrower and shall be in such form as shall be reasonably acceptable to the Administrative Agent and the applicable Issuer and all legal and regulatory matters in respect of each Letter of Credit to be issued by an Issuer shall be reasonably satisfactory to such Issuer and its counsel. Each Issuer will immediately notify the Administrative Agent of the issuance of each Letter of Credit by such Issuer and immediately provide a copy of each Letter of Credit issued by such Issuer to the Administrative Agent; provided that the failure to so notify the Administrative Agent or so provide a copy to the Administrative Agent shall not limit or impair the Borrower's Obligations hereunder, including, without limitation, its Obligations to reimburse drawings under or in respect of each such Letter of Credit. Subject to the other terms and conditions hereof, upon the request of the Borrower, if First Chicago is the designated Issuer, First Chicago shall issue the applicable Letter of Credit and if any other Lender is the designated Issuer, such Lender may, but shall not be obligated to, issue such Letter of Credit. Subject to the terms of this Agreement, the amount, expiry date, date of issuance, the currency (which may be U.S. Dollars, Canadian Dollars or Pounds Sterling) and the beneficiary of each Letter of Credit shall be as specified by the Borrower in a written Issuance Request delivered to the Administrative Agent and the applicable Issuer (by messenger, mail or electronic transmission, including facsimile transmission) not less than two (2) Business Days prior to the requested date of issuance. Within ten (10) days after the beginning of each month, the Administrative Agent shall give each Lender written notice of all Letters of Credit issued during the preceding month. The Letters of Credit shall not have an expiration date later than 5:00 p.m. (Chicago time) on the Facility Termination Date.

      2.2.2 Aggregate Amount Available under Letters of Credit. The aggregate Dollar Equivalent of the Stated Amount of all Letters of Credit outstanding at any one time shall not exceed the Aggregate Commitment; and after issuance of a Letter of Credit, the Letter of Credit Liabilities, plus the aggregate principal amount of outstanding Committed Advances, plus all Competitive Bid Advances shall not exceed the Aggregate Commitment.

      2.2.3 Reimbursement of Issuer; Automatic Advances. The Borrower hereby irrevocably agrees that it shall provide the Administrative Agent with immediately available and freely transferable funds in an amount equal to the amount (and in the currency) to be paid by an Issuer upon any drawing under a Letter of Credit by noon (Chicago time) on the date on which such drawing is to be paid by the applicable Issuer. Each Issuer shall promptly notify the Borrower and the Administrative Agent on the Business Day (which may be telephonic, promptly confirmed by telecopy) that a draw request or demand has been made under a Letter of Credit. Any funds received by the Administrative Agent from the Borrower pursuant to the immediately preceding sentence with respect to a draw or demand under a Letter of Credit shall be promptly paid by the Administrative Agent to the Issuer of such Letter of Credit to reimburse the Issuer of such Letter of Credit for the amount (and in the currency) actually disbursed by the Issuer of such Letter of Credit pursuant to such draft or demand. If the Borrower does not request or is not eligible for an Advance hereunder and does not otherwise provide the Administrative Agent with funds, in the amount (and in the currency) and on the date necessary to settle the obligations of the Issuer under any draft drawn or demand made under a Letter of Credit (whether at or prior to the expiration of such Letter of Credit) issued for its account, the Borrower will be deemed to have given a Committed Borrowing Notice to the Administrative Agent requesting that the Lenders make a Committed Advance which is an Alternate Base Rate Advance on the date on which such drawing is honored in an amount equal to the Dollar Equivalent of such drawing and, to the extent permitted by law, the Lenders shall make, and the Borrower shall accept, an Alternate Base Rate Advance (consisting of Committed Loans made by the Lenders pro rata in accordance with their respective Lenders' Percentages) in the Dollar Equivalent of the amount actually disbursed by the Issuer of such Letter of Credit pursuant to such draft or demand; provided, that to the extent such Alternate Base Rate Advance cannot be made or accepted and the Borrower does not provide the Administrative Agent with immediately available and freely transferable funds in such amount and in the relevant currency, the reimbursement obligation shall bear interest (calculated for the actual number of days elapsed on the basis of a year consisting of 365, or when appropriate 366, days) until paid at a rate per annum equal to the rate that would have been in effect if an Alternate Base Rate Advance had been made, with respect hereto. Such Alternate Base Rate Advance shall be made as of the date of such settlement of such Letter of Credit. The proceeds of such Alternate Base Rate Advance shall be paid by the Lenders to the Administrative Agent for payment to the Issuer of such Letter of Credit (and the Administrative Agent shall promptly pay such proceeds to such Issuer) to reimburse the Issuer of such Letter of Credit for each Lender's Percentage of the Dollar Equivalent of the amount actually disbursed by the Issuer of such Letter of Credit pursuant to such draft or demand. In the event that the Issuer of a Letter of Credit makes the Draw Amount available to the beneficiary of such Letter of Credit and the Dollar Equivalent of such amount made available by the Lenders to the Administrative Agent for payment to the Issuer is not sufficient to enable the Issuer to obtain Alternative Currency equal to the entire Draw Amount, the Borrower shall pay the Administrative Agent on demand for the benefit of such Issuer an amount equal to the Dollar Equivalent required to enable the Issuer to obtain Alternative Currency equal to the Draw Amount. In the event that the Lenders shall have reimbursed the Issuer pursuant to Section 2.2.4 for any funds disbursed by such Issuer pursuant to any draft drawn or demand made under a Letter of Credit issued in an Alternative Currency, at the option of such Issuer, and notwithstanding the first sentence of this Section 2.2.3, the Borrower shall be obligated to reimburse the Issuer in U.S. Dollars, rather than in the Alternative Currency.

      2.2.4 Lender Participation. Immediately upon issuance by an Issuer of any Letter of Credit in accordance with the procedures set forth in Section 2.2.1, and on the Closing Date in the case of the Letters of Credit referred to in clause (ii) of the definition of Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from that Issuer, without recourse or warranty, an undivided interest and participation to the extent of such Lender's Percentage in such Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto other than amounts owing to the Issuer under Section 2.2.6) and any security therefor held in the Letter of Credit Collateral Account. Accordingly, each Lender hereby irrevocably agrees to reimburse the Issuer of each Letter of Credit for any funds disbursed by such Issuer pursuant to any draft drawn or demand made under such Letter of Credit, in an amount and in U. S. Dollars equal to the product of such Lender's Percentage of the Dollar Equivalent of the amount disbursed by such Issuer with respect to such Letter of Credit. In the event that the Issuer of a Letter of Credit makes available to the beneficiary of such Letter of Credit the amount necessary to settle the obligations of such Issuer under any draft or demand made under such Letter of Credit (a "Draw Amount") and any Lender fails to make available to the Administrative Agent for payment to such Issuer such Lender's Percentage of the Dollar Equivalent of such Draw Amount on the date (the "Draw Date"), such Lender shall pay to the Administrative Agent for the benefit of such Issuer on demand an amount, in addition to such Lender's Percentage of the Dollar Equivalent of the Draw Amount, equal to interest on such Lender's Percentage of the Dollar Equivalent of the Draw Amount for the number of days in the Out of Funds Period at a rate per annum (calculated for the actual number of days elapsed on the basis of a year consisting of 365, or when appropriate 366, days) equal to the Federal Funds Effective Rate; provided, however, that from and after the fifth (5th) day in any Out of Funds Period the applicable rate of interest shall be the Alternate Base Rate rather than the Federal Funds Effective Rate. The obligations of a Lender to make payments to and for the account of an Issuer with respect to a Letter of Credit shall be irrevocable, not subject to any qualification or exception whatsoever and shall be made in accordance with the terms of this Agreement under all circumstances and notwithstanding: (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in any Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuer of any Letter of Credit, any Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including, without limitation, any underlying transactions between the Borrower or any Affiliate of the Borrower and the beneficiary named in any Letter of Credit); (iii) any draft, certificate or any other document presented under any Letter of Credit being forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;
(v) any failure by the Administrative Agent or any Issuer to make any reports required pursuant to this Agreement or any of the other Loan Documents; (vi) any inability (whether financial or otherwise) or unwillingness (for any reason) of the Borrower to perform its Obligations; (vii) the occurrence of any Default or Unmatured Default; or (viii) the unavailability of Canadian Dollars or Pounds Sterling.

      2.2.5 Letter of Credit Fees. The Borrower hereby agrees to pay to the Administrative Agent for the pro rata benefit of the Lenders, as determined by each Lender's Percentage, a Letter of Credit participation fee (i) in the case of Standby Letters of Credit, equal to the Applicable Margin per annum (calculated for the actual number of days elapsed on the basis of a year consisting of 365, or when appropriate 366, days) on the daily average of the Dollar Equivalent of the Stated Amount of each Standby Letter of Credit issued; and (ii) in the case of Documentary Letters of Credit, equal to the Applicable Documentary Margin per annum (calculated for the actual number of days elapsed on the basis of a year consisting of 365, or when appropriate 366, days) on the daily average of the Dollar Equivalent of the Stated Amount of each Documentary Letter of Credit issued; provided, however, that for purposes of this Section 2.2.5, the Dollar Equivalent of each Letter of Credit in an Alternative Currency will be deemed to be, on any day (i) during the month the Letter of Credit was issued or renewed, the Dollar Equivalent on the date of issuance or renewal of such Letter of Credit or (ii) in any month subsequent to the month of issuance or renewal, the Dollar Equivalent on the first Business Day of such subsequent month, in each case from and including the date issued to and including the date of its expiration or earlier termination. The Borrower shall pay to the Administrative Agent the Letter of Credit participation fee due with respect to each outstanding Letter of Credit on each Payment Date in respect of each Letter of Credit outstanding during the calendar quarter during which such Payment Date occurs, commencing on the first Payment Date to occur after such Letter of Credit is issued, and on the Facility Termination Date. The Administrative Agent shall promptly remit to each Lender its Percentage of each Letter of Credit participation fee after its receipt by the Administrative Agent.

      2.2.6 Issuer Fees. The Borrower hereby agrees to pay to each Issuer solely for its benefit and in addition to such Issuer's Percentage of the Letter of Credit participation fees due under Section 2.2.5, (i) in the case of Standby Letters of Credit a Letter of Credit fronting fee of 8 basis points per annum (calculated for the actual number of days elapsed on the basis of a year consisting of 365, or when appropriate 366, days) on the daily average Dollar Equivalent of the Stated Amount of each Standby Letter of Credit issued by such Issuer from and including the date issued to and including the date of its expiration or earlier termination, (ii) in the case of Documentary Letters of Credit a Letter of Credit fronting fee of 6 basis points per annum (calculated for the actual number of days elapsed on the basis of a year consisting of 365, or when appropriate 366, days) on the daily average Dollar Equivalent of the Stated Amount of each Documentary Letter of Credit issued by such Issuer from and including the date issued to and including the date of its expiration or earlier termination, and (iii) a fee for each issuance, amendment or renewal of, and for each negotiation of a draft drawn under, a Letter of Credit issued by such Issuer in the amount customarily charged by such Issuer from time to time or such other amount that may be agreed to in writing from time to time by such Issuer and the Borrower; provided, however, that for purposes of this Section 2.2.6, the Dollar Equivalent of each Letter of Credit in an Alternative Currency will be deemed to be, on any day (i) during the month the Letter of Credit was issued or renewed, the Dollar Equivalent on the date of issuance or renewal of such Letter of Credit or (ii) in any month subsequent to the month of issuance or renewal, the Dollar Equivalent on the first Business Day of such subsequent month, in each case from and including the date issued to and including the date of its expiration or earlier termination. The Borrower shall pay to the Administrative Agent the Letter of Credit fronting fee due with respect to each outstanding Letter of Credit on each Payment Date in respect of each Letter of Credit outstanding during the calendar quarter during which such Payment Date occurs, commencing on the first Payment Date to occur after such Letter of Credit is issued, and on the Facility Termination Date. The Administrative Agent shall promptly remit to each Issuer any Letter of Credit fronting fee due to such Issuer after the Agent's receipt of such fee.

      2.2.7 Verification. Neither the Administrative Agent, any Issuer nor any Lender shall have any duty to verify or make any inquiry with regard to the truth or accuracy of any statement made in any draft or document presented to the Administrative Agent or any Issuer under any Letter of Credit, and neither the Administrative Agent, any Issuer nor any Lender shall have any duty to make any inquiry into the genuineness of any signature on any such draft or document or into the due authorization of any party to execute or present such draft or document or to receive payment under any Letter of Credit; unless, and to the extent, that the Borrower has provided the Administrative Agent with sufficient funds to reimburse the applicable Issuer for any demand or draw under a Letter of Credit, and thereafter a court of competent jurisdiction determines that the Administrative Agent or such Issuer was grossly negligent (and not simply negligent or contributorily negligent) or guilty of willful misconduct for making such payment in which case the maximum liability of the Administrative Agent or such Issuer, as the case may be, shall not exceed the direct damages resulting therefrom. In no event, with respect to any Letter of Credit, shall the Administrative Agent, any Lender or any Issuer be liable for punitive or consequential damages.

      2.2.8 Irrevocable Obligations and Commercial Practices. None of the Administrative Agent, any Issuer nor any Lender shall be responsible in connection with any Letter of Credit issued hereunder for, and the obligation of the Borrower set forth in Section 2.2.3 to provide the Administrative Agent with funds to reimburse the Issuer of each Letter of Credit issued for the account of the Borrower for amounts disbursed by such Issuer pursuant to drafts or demands made under any Letter of Credit issued shall be irrevocable, not subject to any qualification or exception whatsoever and shall be made in accordance with the terms of this Agreement under all circumstances and notwithstanding, (i) payment made pursuant to any Letter of Credit despite the failure of any draft to bear any reference or adequate reference to the Letter of Credit, or the failure of any Person to note the amount of any drawing on the Letter of Credit; (ii) errors, omissions, interruptions, or delays in transmission or delivery of any messages, in person, by mail, cable, telegraph, wireless or otherwise whether or not they may be in cipher; (iii) any use which may be made of any Letter of Credit; (iv) any acts or omissions of any beneficiary under any Letter of Credit; (v) the form, validity, sufficiency, or genuineness of documents, or any endorsements(s) thereon, even if such documents should in fact prove to be in any and all respects invalid, insufficient, fraudulent, or forged; (vi) the sufficiency or genuineness of any messages or instructions to issue a Letter of Credit, or any of the terms thereof, howsoever delivered or transmitted by the Borrower to the Administrative Agent or any Issuer; or (vii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in any Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuer of any Letter of Credit, any Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including, without limitation, any underlying transactions between the Borrower or any Affiliate of the Borrower and the beneficiary named in any Letter of Credit) other than a defense based on the gross negligence or willful misconduct of such Issuer as determined by a court of competent jurisdiction. The happening of any one or more of the contingencies referred to in the preceding sentence shall not affect, impair, or prevent the vesting of any of the Administrative Agent's, any Issuer's or any Lender's rights or powers under this Agreement or any other Loan Documents. The Administrative Agent, any Issuer or any Lender may receive, accept, or pay as complying with the terms of any Letter of Credit, any drafts or other documents, otherwise in order, which may be signed by, or issued to, the administrator or executor of, or the trustee in bankruptcy of, or the receiver for any of the property of, the party in whose name such Letter of Credit provides that any drafts or any other documents should be drawn or issued. In furtherance and extension but not in limitation of the foregoing provisions, it is hereby further agreed that any action, inaction, or omission taken or suffered by the Administrative Agent, any Issuer or any Lender under or in connection with any Letter of Credit or any drafts or documents referenced therein shall be binding upon the Borrower, the Issuers and the Lenders and shall not place the Administrative Agent, any Issuer or any Lender under any resulting liability to the Borrower or any Lender. Notwithstanding the foregoing, to the extent that the Borrower has reimbursed the Administrative Agent or the applicable Issuer for any draw or demand under a Letter of Credit issued for its account and thereafter a court of competent jurisdiction determines that the Administrative Agent or such Issuer did not act in good faith and in substantial conformity with such Person's customary practices and such domestic laws and customs or regulations as such Person deemed applicable thereto or was guilty of gross negligence (and not simply negligence or contributory negligence) or willful misconduct in honoring such demand or draw, the Administrative Agent or such Issuer, as the case may be, shall be liable to the Borrower for such action, gross negligence or willful misconduct provided that in any event the maximum liability of the Administrative Agent or such Issuer, as the case may be, shall not exceed the direct damages resulting therefrom. In no event, with respect to any Letter of Credit, shall the Administrative Agent, any Issuer or any Lender be liable for punitive or consequential damages.

      2.2.9 Letter of Credit Collateral Account. The Borrower hereby agrees that it will, until the final expiration date of any Letter of Credit and thereafter as long as any amount is payable to the Lenders in respect of any Letter of Credit, maintain a special collateral account (the "Letter of Credit Collateral Account") with the Administrative Agent, in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders and in which the Borrower shall have no interest other than as set forth in Section 8.1. The Administrative Agent will invest any funds in U.S. Dollars on deposit from time to time in the Letter of Credit Collateral Account in short-term investments having a maturity not exceeding 30 days similar to the following: (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-l or better by S&P or P-l or better by Moody's, (iii) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000 or any Lender, (iv) obligations of any state within the United States of America, any nonprofit corporation or any instrumentality of the foregoing, provided that at the time of their purchase, such obligations are rated in one of the two highest letter rating categories (e.g. in the case of S&P, either its AAA or AA category) by a nationally recognized securities credit rating agency, (v) obligations issued by political subdivisions or municipalities of any state within the United States of America, any nonprofit corporation or any instrumentality of the foregoing, that are rated in one of the two highest letter rating categories (e.g. in the case of S&P, either its AAA or AA category) by a nationally recognized securities credit rating agency and (vi) Eurodollar deposits with the overseas branch of any domestic bank or any Lender having a capital and surplus of at least One Hundred Million Dollars ($100,000,000) (the "Letter of Credit Collateral Account Investments"). The Administrative Agent shall have the authority to create additional accounts for deposit of Canadian Dollars and Pounds Sterling in short term investments similar to the Letter of Credit Collateral Account Investments. Nothing in this
Section 2.2.9 shall (i) obligate the Borrower to deposit any funds in the Letter of Credit Collateral Account, (ii) obligate the Administrative Agent to require the Borrower to deposit any funds in the Letter of Credit Collateral Account or
(iii) limit the right of the Administrative Agent to release any funds held in the Letter of Credit Collateral Account, other than as required by Section 8.1. The Borrower hereby grants to the Administrative Agent for the benefit of the Lenders a security interest in the Letter of Credit Collateral Account and any funds or investments in such account.

      2.2.10 Currency Fluctuation. If as a result of fluctuations in currency exchange rates, the aggregate of all outstanding Advances plus the Letter of Credit Liabilities exceeds the amount of the Aggregate Commitment, the Borrower shall within 5 Business Days prepay outstanding Advances in an amount equal to such excess or, if such excess is greater than the amount of all outstanding Advances, shall within 5 Business Days prepay all outstanding Advances and deliver to the Administrative Agent for deposit into the Letter of Credit Collateral Account, an amount equal to the remaining excess after giving effect to such prepayment.

      2.3 Competitive Bid Advances.

      2.3.1 Competitive Bid Option. In addition to Committed Advances pursuant to Section 2.1, but subject to the terms and conditions of this Agreement (including, without limitation, the limitation set forth in Section 2.1.1(iv) as to the maximum aggregate principal amount of all outstanding Committed Advances hereunder), the Borrower may, as set forth in this Section 2.3, request the Lenders, prior to the Facility Termination Date, to make offers to make Competitive Bid Advances to the Borrower. Each Lender may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section
2.3. Competitive Bid Loans made by each Lender shall be evidenced by a Competitive Bid Note if requested in writing by such Lender.

      2.3.2 Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans under Section 2.3, it shall transmit to the Administrative Agent by telex or telecopy a Competitive Bid Quote Request so as to be received no later than (i) 10:00 a.m. (Chicago time) at least four Business Days prior to the Borrowing Date proposed therein, in the case of a Eurodollar Auction or (ii) 9:00 a.m. (Chicago time) at least one Business Day prior to the Borrowing Date proposed therein, in the case of an Absolute Rate Auction specifying:

          (a) the proposed Borrowing Date, which shall be a Business Day, for the proposed Competitive Bid Advance;

          (b) the aggregate principal amount of such Competitive Bid
               Advance;

          (c) whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin or an Absolute Rate, or both;

          (d) the Interest Period applicable thereto (which may not end after the Facility Termination Date); and

          (e) whether the Competitive Bid Advance is to be prepayable.

The Borrower may request offers to make Competitive Bid Loans for more than one Interest Period and for a Eurodollar Auction and an Absolute Rate Auction in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given within 3 Business Days (or upon reasonable prior notice to the Lenders, such other number of days as the Borrower and the Administrative Agent may agree) of any other Competitive Bid Quote Request. Each Competitive Bid Quote Request shall be in a minimum amount of $5,000,000 (and in integral multiples of $1,000,000 in excess thereof). A Competitive Bid Quote Request that does not conform substantially to the format of Exhibit "F" hereto shall be rejected, and the Administrative Agent shall promptly notify the Borrower of such rejection by telex or telecopy.

      2.3.3 Invitation for Competitive Bid Quotes. Promptly and in any event before noon (Chicago time) on the same Business Day of receipt of a Competitive Bid Quote Request that is not rejected pursuant to Section 2.3.2, the Administrative Agent shall send to each of the Lenders by telex or telecopy an Invitation for Competitive Bid Quotes which shall constitute an invitation by the Borrower to each Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with Section 2.3.4.

      2.3.4 Submission and Contents of Competitive Bid Quotes. (i) Each Lender may, in its sole discretion, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this Section 2.3.4 and must be submitted to the Administrative Agent by telex or telecopy at its offices specified in or pursuant to Article XIII not later than (a) (I) 8:45 a.m. (Chicago time) in the case of First Chicago and (II) 9:00 a.m. (Chicago time) in the case of each other Lender, at least three Business Days prior to the proposed Borrowing Date, in the case of a Eurodollar Auction or (b) (I) 8:45 a.m. (Chicago time) in the case of First Chicago and (II) 9:00 a.m. (Chicago time) in the case of each other Lender on the proposed Borrowing Date, in the case of an Absolute Rate Auction (or, in either case upon reasonable prior notice to the Lenders, such other time and date as the Borrower and the Administrative Agent may agree, provided that First Chicago shall always be required to submit its Competitive Bid Quotes not less than fifteen minutes prior to the other Lenders). Subject to Articles IV and VIII, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.

     (ii) Each Competitive Bid Quote shall in any case specify:

          (a) the proposed Borrowing Date, which shall be the same as that set forth in the applicable Invitation for Competitive Bid Quotes;

          (b) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (1) may be greater than, less than or equal to the Commitment of the quoting Lender, (2) must be at least $5,000,000 and an integral multiple of $1,000,000, and (3) may not exceed the principal amount of Competitive Bid Loans for which offers were requested;

          (c) in the case of a Eurodollar Auction, the Competitive Bid Margin offered for each such Competitive Bid Loan;

          (d) the minimum or maximum amount, if any, of any Competitive Bid Loan which may be accepted by the Borrower and/or the limit, if any, as to the aggregate principal amount of Competitive Bid Loans from such Lender which may be accepted by the Borrower;

          (e) in the case of an Absolute Rate Auction, the Absolute Rate offered for each such Competitive Bid Loan;

          (f) the applicable Interest Period; and

          (g) the identity of the quoting Lender.

     (iii) The Administrative Agent shall reject any Competitive Bid Quote that:

          (a) is not substantially in the form of Exhibit "H" hereto or does not specify all of the information required by Section 2.3.4(ii);

          (b) contains qualifying, conditional or similar language, other than any such language contained in Exhibit "H" hereto;

          (c) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or

          (d) arrives after the time set forth in Section 2.3.4(i).

If any Competitive Bid Quote shall be rejected pursuant to this Section 2.3.4(iii), then the Administrative Agent shall notify the relevant Lender of such rejection as soon as practical.

      2.3.5 Notice to the Borrower. The Administrative Agent shall promptly notify the Borrower of the terms (i) of any Competitive Bid Quote submitted by a Lender that is in accordance with Section 2.3.4 and (ii) of any Competitive Bid Quote that is in accordance with Section 2.3.4 and amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Quote specifically states that it is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Administrative Agent's notice to the Borrower shall specify the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request and the respective principal amounts and Competitive Bid Margins or Absolute Rates, as the case may be, so offered.

      2.3.6 Acceptance and Notice by the Borrower. Subject to the receipt of the notice from the Administrative Agent referred to in Section 2.3.5, not later than (i) 10:00 a.m. (Chicago time) at least three Business Days prior to the proposed Borrowing Date, in the case of a Eurodollar Auction or (ii) 10:00 a.m. (Chicago time) on the proposed Borrowing Date, in the case of an Absolute Rate Auction, the Borrower shall notify the Administrative Agent of its acceptance or rejection of the offers so notified to it pursuant to Section 2.3.5; provided, however, that the failure by the Borrower to give such notice to the Administrative Agent shall be deemed to be a rejection of all such offers. In the case of acceptance, such notice (a "Competitive Bid Borrowing Notice") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept or reject any Competitive Bid Quote in whole or in part (subject to the terms of Section 2.3.4(ii)(d)); provided that:

          (a) the aggregate principal amount of each Competitive Bid Advance may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;

          (b) acceptance of offers for any Competitive Bid Advance with otherwise identical terms may only be made on the basis of ascending Competitive Bid Margins or Absolute Rates, as the case may be;

          (c) the Borrower may not accept any offer of the type described in
     Section 2.3.4(iii) or that otherwise fails to comply with the requirements of this Agreement for the purpose of obtaining a Competitive Bid Loan under this Agreement; and

          (d) after giving effect to such Competitive Bid Advance, the sum of the Letter of Credit Liabilities plus the aggregate principal amount of all outstanding Committed Advances plus all Competitive Bid Advances shall not exceed the Aggregate Commitment.

      2.3.7 Allocation by the Administrative Agent. If offers are made by two or more Lenders with the same Competitive Bid Margins or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are permitted to be accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Lenders as nearly as possible (in such multiples, not greater than $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amount of such offers; provided, however, that no Lender shall be allocated a portion of any Competitive Bid Advance which is less than the minimum amount which such Lender has indicated that it is willing to accept. Allocations by the Administrative Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error. The Administrative Agent shall promptly, but in any event on the same Business Day in the case of Eurodollar Bid Rate Advances, and by 11:00 a.m. (Chicago time) on the same Business Day in the case of Absolute Rate Advances, notify each Lender of its receipt of a Competitive Bid Borrowing Notice and the aggregate principal amount of such Competitive Bid Advance allocated to each participating Lender.

      2.3.8 Administration Fees. The Borrower hereby agrees to pay to the Administrative Agent for its sole account administration fees for Competitive Bid Quote Requests in such amounts as heretofore agreed upon by the Borrower in writing.

      2.4 Required Payments; Termination. All Competitive Bid Loans shall be paid in full by the Borrower on the last day of the applicable Interest Period. In the event the sum of the aggregate outstanding principal amount of the Committed Advances plus the Competitive Bid Advances plus the Letter of Credit Liabilities exceeds the Aggregate Commitment (the amount of such excess herein the "Excess Exposure"), the Borrower shall make a mandatory prepayment of the outstanding principal amount of the Committed Advances and the Competitive Bid Advances up to the amount of such remaining Excess Exposure, and if any Excess Exposure remains after payment of the Committed Advances and the Competitive Bid Advances in full, the Borrower will deliver to the Administrative Agent, at its address specified pursuant to Article XIII, for deposit into the Letter of Credit Collateral Account, an amount (the "Collateral Shortfall Amount") equal to the lesser of (1) the sum of the Dollar Equivalent of the aggregate maximum amount remaining available to be drawn under the Letters of Credit (assuming compliance with all conditions for drawing thereunder) issued and outstanding as of such time and (2) the remaining Excess Exposure. Any outstanding Committed Advances and all other unpaid Obligations in respect of Letters of Credit and Competitive Bid Advances shall be paid in full by the Borrower on the Facility Termination Date.

      2.5 Types of Committed Advances. The Committed Advances may be Alternate Base Rate Advances, or Eurodollar Committed Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.9 and 2.10.

      2.6 Facility Fees. The Borrower hereby agrees to pay to the Administrative Agent for the account of each Lender, ratably in proportion to such Lender's Percentage, a facility fee equal to the Applicable Facility Fee per annum on the average daily amount of the Aggregate Commitment, regardless of usage. Such facility fee shall be payable quarterly in arrears on the third Business Day after each Payment Date and on the Facility Termination Date.

      2.7 Cancellation of Aggregate Commitment. The Borrower may at any time after the date hereof cancel the Aggregate Commitment, in whole, or in a minimum aggregate amount of $15,000,000 (and in integral multiples of $5,000,000) ratably among the Lenders upon at least two Business Days' prior written notice to the Administrative Agent, which notice shall specify the amount of such reduction; provided, however, no such notice of cancellation shall be effective to the extent that it would reduce the Aggregate Commitment to an amount which would be less than the outstanding principal amount of Committed Advances, plus Competitive Bid Advances plus the Letter of Credit Liabilities at the time such cancellation is to take effect. Any notice of cancellation given pursuant to this Section 2.7 shall be irrevocable and permanent and shall specify the date upon which such cancellation is to take effect. The Administrative Agent shall promptly notify each Lender of its receipt of notice from the Borrower electing to cancel all or a portion of the Aggregate Commitment. Each partial cancellation of the Aggregate Commitment shall cancel each Commitment ratably in proportion to the ratio that such Lender's Commitment bears to the Aggregate Commitment.

      2.8 Minimum Amount of Each Advance. Each Eurodollar Committed Advance shall be in the minimum amount of $10,000,000 (and in multiples of $1,000,000 if in excess thereof), and each Alternate Base Rate Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), provided, however, that any Alternate Base Rate Advance may be in the amount of the unused Aggregate Commitment.

      2.9 Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium (other than amounts payable as provided in Section 3.4, if any, as a result of such prepayment being made other than on the last day of a Eurodollar Interest Period with respect to any Eurodollar Committed Advance or Eurodollar Bid Rate Advance as provided in Section 3.4), all outstanding Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Advances upon three Business Days' prior notice (or in the case of outstanding Advances bearing interest at an Alternate Base Rate, upon notice by 11:00 a.m. (Chicago time) on the same Business Day) to the Administrative Agent; provided that a Competitive Bid Advance which the Borrower indicated was not prepayable in the related Competitive Bid Quote Request may not be prepaid prior to such last day unless agreed by the relevant Lender.

      2.10 Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Committed Advance, the Interest Period applicable to each Advance from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a "Committed Borrowing Notice") not later than 11:00 a.m. (Chicago time) on the Borrowing Date of each Alternate Base Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Committed Advance, specifying:

          (i) the Borrowing Date, which shall be a Business Day, of such Advance,

          (ii) the aggregate amount of such Advance,

          (iii)  the Type of Advance selected, and

          (iv) in the case of each Eurodollar Committed Advance, the Interest Period applicable thereto.

Not later than 2:00 p.m. (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article
XIII. The Administrative Agent will make the funds so received from the applicable Lenders available to the Borrower at the Administrative Agent's aforesaid address.

      2.11 Conversion and Continuation of Outstanding Advances. Alternate Base Rate Advances shall continue as Alternate Base Rate Advances unless and until converted into Eurodollar Committed Advances. Each Eurodollar Committed Advance shall continue as a Eurodollar Committed Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Committed Advance shall be automatically converted into an Alternate Base Rate Advance unless the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Committed Advance either continue as a Eurodollar Committed Advance for the same or another Interest Period or be converted into an Alternate Base Rate Advance. Subject to the terms of Section 2.8, the Borrower may elect from time to time to convert all or any part of an Advance of a given Type into another Type of Advance provided that any conversion of any Eurodollar Committed Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the Administrative Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of an Advance or continuation of a Eurodollar Committed Advance not later than 11:00 a.m. (Chicago time) on the date of the requested conversion, in the case of a conversion into an Alternate Base Rate Advance, or not later than 11:00 a.m. (Chicago time) three Business Days prior to the date of the requested conversion or continuation, in the case of a conversion into or continuation of a Eurodollar Committed Advance or Eurodollar Bid Rate Advance, in each case specifying:

          (i) the requested date which shall be a Business Day, of such conversion or continuation;

          (ii) the aggregate amount and Type of the Advance which is to be converted or continued; and

          (iii) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Committed Advance, the duration of the Interest Period applicable thereto.

      2.12 Changes in Interest Rate, etc. Each Alternate Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurodollar Committed Advance into an Alternate Base Rate Advance pursuant to
Section 2.11 to but excluding the date it becomes due or is converted into a Eurodollar Committed Advance pursuant to Section 2.11 hereof, at a rate per annum equal to the Alternate Base Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as an

Alternate Base Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Committed Advance, Eurodollar Bid Rate Advance and Absolute Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Committed Advance, Eurodollar Bid Rate Advance or Absolute Rate Advance, as the case may be. No Interest Period of any Advance may end after the Facility Termination Date. The Borrower shall select Interest Periods so that it is not necessary to repay any portion of a Eurodollar Committed Advance prior to the last day of the applicable Interest Period in order to make a mandatory repayment required pursuant to Section 2.4.

      2.13 Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.10 or 2.11, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the relevant Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Committed Advance, Eurodollar Bid Rate Advance or Absolute Rate Advance, as the case may be. If any Advance is not paid at maturity, whether by acceleration or otherwise, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the affected Lenders to changes in interest rates), declare that (i) each Eurodollar Committed Advance, Eurodollar Bid Rate Advance and Absolute Rate Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Alternate Base Rate Advance shall bear interest at a rate per annum equal to the Alternate Base Rate otherwise applicable to the Alternate Base Rate Advance plus 2% per annum.

      2.14 Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds and in the appropriate currency to the Administrative Agent at the Administrative Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (Chicago time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.

      2.15 Register; Notes; Notices. The Administrative Agent shall maintain a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of, the Loans owing to each Lender pursuant to the terms hereof, from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Each Lender that requests and receives Notes is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Notes, provided, however, that the failure to so record shall not affect the Borrower's obligations under such Notes. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic or telecopy notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic or telecopy notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

      2.16 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Alternate Base Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Alternate Base Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Alternate Base Rate Advance converted into a Eurodollar Committed Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Committed Advance, Eurodollar Bid Rate Advance and Absolute Rate Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Committed Advance, Eurodollar Bid Rate Advance or Absolute Rate Advance, as the case may be, is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Committed Advance and Eurodollar Bid Rate Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Eurodollar Committed Advances and Eurodollar Bid Rate Advances shall be calculated for actual days elapsed on the basis of a 360-day year. Fees and interest on Alternate Base Rate Advances and Absolute Rate Advances shall be calculated for actual number of days elapsed on the basis of a year consisting of 365, or where appropriate 366, days. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

      2.17 Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each affected Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each of such Lender's Eurodollar Committed Advances promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate. Each Reference Bank agrees to furnish timely information for the purpose of determining the Eurodollar Rate.

      2.18 Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation. Each Lender may, by written or telecopy notice to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

      2.19 Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

      2.20 Withholding Tax Exemption. At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender (or Lending Installation) that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender (or Lending Installation) is entitled to receive payments under this Agreement and the Notes, if any, without deduction or withholding of any United States federal income taxes. Each Lender (or Lending Installation) which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Administrative Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Administrative Agent, in each case certifying that such Lender (or Lending Installation) is entitled to receive payments under this Agreement and the Notes, if any, without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender (or Lending Installation) from duly completing and delivering any such form with respect to it and such Lender (or Lending Installation) advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

      2.21 Maximum Interest Rate. Nothing contained in this Agreement or any Notes shall require the Borrower to pay interest to any Lender at a rate exceeding the maximum rate permitted by applicable law with respect to such Lender. This Section 2.21 is not intended to limit the rate of interest payable for the account of any Lender to the maximum rate permitted by the laws of any state if a higher rate is permitted with respect to such Lender by supervening provisions of U.S. federal law and it is specifically provided that Chapter 346 of the Texas Finance Code, which regulates certain revolving loan accounts and revolving tri-party accounts, shall not be applicable to this Agreement, any Notes or any of the Debt arising hereunder. If the amount of interest payable for the account of any Lender on any interest payment date in respect of the immediately preceding interest computation period (together with any fees or charges which would constitute interest under applicable law) would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount. If the amount of interest payable for the account of any Lender in respect of any interest computation period is reduced pursuant to the third sentence of this Section
2.21 and the amount of interest payable for its account in respect of any subsequent interest computation period would be less than the maximum amount permitted by applicable law to be charged by such Lender, then the amount of interest payable for its account in respect of such subsequent interest computation period shall be automatically increased to such maximum permissible amount; provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the third sentence of this Section 2.21.

      2.22 Administrative Agent's Fees. In order to compensate First Chicago for the cost and expense of acting as Administrative Agent under this Agreement, the Borrower hereby agrees to pay to First Chicago the fees agreed to between the Borrower and First Chicago with respect to its activities in structuring and administering this Agreement.

      2.23 Procedure for Terminating Certain Commitments. Subject to the other provisions of this Agreement, the Commitments of the Lenders shall be effective for an initial period from the Closing Date to the original Facility Termination Date; provided however, if any Lender declines to extend the "Facility Termination Date" under the Credit Agreement in accordance with
Section 2.24 thereof then the Borrower may elect to direct such Lender to terminate its Commitment. Such termination shall become effective when the Borrower (x) delivers a notice of the effectiveness of such termination to such Lender with a copy to the Administrative Agent, and (y) pays in full in immediately available funds (A) all Obligations of the Borrower owing to such Lender (including any Obligations owed to such Lender in its capacity as Issuer, if any) and the Borrower shall return for cancellation, to such Lender that is an Issuer, the originals of all Letters of Credit issued by such Lender. Upon the occurrence of the events set forth in clauses (x) and (y), such Lender shall
(i) cease to be a Lender hereunder for all purposes, (ii) cease to be an Issuer hereunder for all purposes, if applicable, and (iii) no longer have any obligations hereunder; however, such Lender shall be obligated to make or entitled to receive payments pursuant to Sections 3.1, 3.2, 3.4, 9.7 and 10.3 (but only to the extent the event giving rise to such payment occurred prior to the time at which the events set forth in clauses (x) and (y) shall have occurred) as if it were a Lender.

      2.24 Extension of Facility Termination Date. Subject to the other provisions of this Agreement, the Commitments of the Lenders shall be effective for an initial period from the Closing Date to the original Facility Termination Date; provided that so long as no Default or Unmatured Default shall have occurred and be continuing, the Facility Termination Date, and concomitantly the Commitments of the Lenders, may be extended for successive 364-day periods expiring on the date which is 364-days from the then scheduled Facility Termination Date. In order to request such extension, the Borrower will deliver written notice delivered to the Administrative Agent not more than sixty (60) days nor less than forty-five (45) days prior to the then scheduled Facility Termination Date that the Facility Termination Date be extended for 364-days from the then scheduled Facility Termination Date. The Administrative Agent shall then promptly notify each Lender of such request, and each Lender shall notify the Administrative Agent in writing no later than fifteen (15) days after receipt by the Lenders of the relevant request for an extension from the Borrower, pursuant to this Section 2.24 whether such Lender, in the exercise of its sole discretion, will extend the Facility Termination Date for such 364-day period. Any Lender which shall not timely notify the Administrative Agent whether it will extend the Facility Termination Date shall be deemed to not have agreed to extend the Facility Termination Date. No Lender shall have any obligation whatsoever to agree to extend the Facility Termination Date. Any agreement to extend the Facility Termination Date by any Lender shall be irrevocable, except to the extent revocable by the Borrower as provided in
Section 2.24(b)(C)(iii).

     (a) If all the Lenders notify the Administrative Agent pursuant to the foregoing provisions of this Section 2.24 of their agreement to extend the Facility Termination Date (such Lenders agreeing to extend the Facility Termination Date herein called the "Accepting Lenders"), then the Administrative Agent shall so notify each Lender and the Borrower, and such extension shall be effective without other or further action by any party hereto for such additional 364-day period.

     (b) If Lenders constituting at least the Required Lenders approve the extension of the then scheduled Facility Termination Date and if one or more of the Lenders shall notify, or be deemed to notify, the Administrative Agent pursuant to the foregoing provisions of this Section 2.24 that they will not extend the then scheduled Facility Termination Date (such Lenders herein called the "Declining Lenders"), then (A) the Administrative Agent shall promptly so notify the Borrower and the Accepting Lenders, (B) the Accepting Lenders shall, upon the Borrower's election to extend the then scheduled Facility Termination Date in accordance with clause (C)(i) or (C)(ii) below, extend the then scheduled Facility Termination Date and (C) the Borrower shall, pursuant to a notice delivered to the Administrative Agent, the Accepting Lenders and the Declining Lenders, no later than the tenth day following the date by which each Lender is required, pursuant to this Section 2.24, to approve or disapprove the requested extension of the Facility Termination Date, either:

          (i) elect to extend the Facility Termination Date with respect to the Accepting Lenders and direct the Declining Lenders to terminate their Commitments, which termination shall become effective on the date which would have been the Facility Termination Date except for the operation of this Section 2.24. On such date, (x) the Borrower shall deliver a notice of the effectiveness of such termination to the Declining Lenders with a copy to the

     Administrative Agent, (y) the Borrower shall pay in full in immediately available funds all Obligations of the Borrower owing to the Declining Lenders (including any Obligations owed to any Declining Lender in its capacity as Issuer, if any) and the Borrower shall return for cancellation, to any Declining Lender that is an Issuer, the originals of all Letters of Credit issued by such Declining Lenders and (z) upon the occurrence of the events set forth in clauses (x) and (y), the Declining Lenders shall each cease to be a Lender hereunder for all purposes and each cease to be an Issuer hereunder for all purposes, if applicable, and shall no longer have any obligations hereunder; however, such Person shall be obligated to make or entitled to receive payments pursuant to Sections 3.1, 3.2, 3.4, 9.7 and
     10.3 (but only to the extent the event giving rise to such payment occurred prior to the time at which the events set forth in clauses (x) and (y) shall have occurred) as if it were a Lender, and the Administrative Agent shall promptly notify the Accepting Lenders and the Borrower of the new Aggregate Commitment and the new Facility Termination Date; or

          (ii) elect to extend the Facility Termination Date with respect to the Accepting Lenders and, prior to or no later than the then scheduled Facility Termination Date, (a) the Borrower shall replace one or more of the Declining Lenders with another lender or lenders reasonably acceptable to the Administrative Agent (such lenders herein called the "Replacement Lenders") or with Accepting Lenders, if any, which have agreed with the Borrower to increase their respective Commitments (the "Increasing Accepting Lenders") or to the extent Borrower is not able to replace all Commitments of any Declining Lenders, direct such Declining Lenders to terminate any such Commitments not being replaced as provided in clause (i) above and (b) the Borrower shall pay in full in immediately available funds all Obligations of the Borrower owing to the Declining Lenders which are not being replaced (including any Obligations owed to any Declining Lender, in its capacity as an Issuer, if any) and return all Letters of Credit to Declining Lenders that are Issuers as provided in clause (i) above; provided that (x) the Replacement Lenders and Increasing Accepting Lenders shall purchase, and the Declining Lenders being replaced shall sell, the interest of the Declining Lenders being replaced and their rights hereunder in accordance with Section 12.3.2 without recourse or expense to, or warranty (except warranty of ownership which is free and clear of any adverse claims) by, such Declining Lenders being replaced for a purchase price equal to the aggregate outstanding principal amount of the Obligations payable to such Declining Lenders plus any accrued but unpaid interest on such Obligations and accrued but unpaid fees in respect of such Declining Lenders' Loans and Commitments hereunder, and (y) all obligations of the Borrower owing under or in connection with this Agreement with respect to the Declining Lenders being replaced (including, without limitation, such increased costs, breakage fees payable under Article III and all other costs and expenses payable to each such Declining Lender) shall be paid in full in immediately available funds to such Declining Lenders concurrently with such replacement, and (z) upon the payment of such amounts referred to in clauses (x) and (y), the Replacement Lenders shall each constitute a Lender hereunder and the Declining Lenders being so replaced shall no longer constitute a Lender or an Issuer and shall no longer have any obligations hereunder; however, such Person shall be obligated to make or entitled to receive payments pursuant to Sections 3.1, 3.2, 3.4, 9.7 and 10.3 (but only to the extent the event giving rise to such payment occurred prior to the time at which the events set forth in clauses (x) and (y) shall have occurred) as if it were a Lender or

          (iii) elect to revoke and cancel such extension request by giving notice of such revocation and cancellation to the Administrative Agent (which shall promptly notify the Lenders thereof) no later than the tenth day following the date by which each Lender is required, pursuant to
     Section 2.24, to approve or disapprove the requested extension of the Facility Termination Date, and concomitantly the Commitments of the Lenders. If the Borrower fails to timely provide the election notice referred to in this clause (C), the Borrower shall be deemed to have revoked and canceled such extension request and to have elected not to extend the Facility Termination Date and the Commitments of the Lenders, and, on the then scheduled Facility Termination Date, the Borrower shall repay in full all Obligations under the Loan Documents.


                                  ARTICLE III

                            CHANGE IN CIRCUMSTANCES

      3.1 Yield Protection. If any change in, or introduction of, any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender or Issuer therewith,

          (i) subjects any Lender or Issuer or any applicable Lending Installation to any additional tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal taxation of the overall net income of any Lender or Issuer or applicable Lending Installation), or changes the basis of taxation of payments to any Lender in respect of its Loans or Letters of Credit or participations therein or other amounts due it hereunder, or

          (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuer or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Committed Advances, Eurodollar Bid Rate Advances or Absolute Rate Advances), or

          (iii) imposes any other condition the direct result of which is to increase the cost to any Lender or Issuer or any applicable Lending Installation of making, funding, maintaining or participating in the Loans or Letters of Credit or reduces any amount receivable by any Lender or Issuer or any applicable Lending Installation in connection with the Loans or Letters of Credit, or requires any Lender or Issuer or any applicable Lending Installation to make any payment calculated by reference to the amount of the Loans or Letters of Credit held or interest received by it, by an amount deemed material by such

     Lender, then, within 15 days of demand by such Lender or Issuer, the Borrower shall pay such Lender or Issuer that portion of such increased expense incurred or reduction in an amount received which such Lender or Issuer reasonably determines is attributable to making, funding and maintaining its Loans, Letters of Credit, participations therein and its Commitment. Any Lender or Issuer claiming or reasonably anticipating any additional amounts payable pursuant to Section 3.1(i) shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrower or the Administrative Agent or to change the jurisdiction of its applicable Lending Installation or Issuing Office or to contest any tax imposed if the making of such a filing or change or contesting such tax would avoid the need for or reduce the amount of any such additional amounts that may thereafter accrue and would not be otherwise disadvantageous to such Lender or Issuer in its opinion. The Borrower shall not be obligated to compensate any Lender or Issuer pursuant to this Section 3.1 for any amounts attributable to a period more than 90 days prior to the giving of notice by such Lender or Issuer to the Borrower of its intention to seek compensation under this
     Section 3.1.

      3.2 Changes in Capital Adequacy Regulations. If a Lender or Issuer determines that the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender, such Issuer, or any corporation controlling such Lender or Issuer is increased as a result of a Change, then, within 15 days of demand by such Lender or Issuer, the Borrower shall pay such Lender or Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or Issuer reasonably determines is attributable to this Agreement, its Loans, its Letters of Credit or its obligation to make Loans or issue Letters of Credit or participate in Letters of Credit hereunder (after taking into account such Lender's or Issuer's policies as to capital adequacy being applied with respect to customers similarly situated to Borrower with whom such Lender or Issuer has a contractual right to so charge such amounts). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or Issuer or any Lending Installation or Issuing Office or any corporation controlling any Lender or Issuer. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement. The Borrower shall not be obligated to compensate any Lender or Issuer pursuant to this Section 3.2 for any amounts attributable to a period more than 90 days prior to the giving of notice by such Lender or Issuer to the Borrower of its intention to seek compensation under this Section 3.2.

      3.3 Availability of Types of Advances. If any Lender determines that maintenance of any of its Eurodollar Committed Loans or Eurodollar Bid Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, the Administrative Agent shall suspend the availability of the affected Type of Advance and require any Eurodollar Committed Advances and Eurodollar Bid Rate Advances of the affected Type to be converted into Alternate Base Rate Advances. If the Required Lenders determine that (i) deposits of a type or maturity appropriate to match fund Eurodollar Committed Advances or Eurodollar Bid Rate Advances are not available, the Administrative Agent shall suspend the availability of the affected Type of Advance with respect to any Eurodollar Committed Advances or Eurodollar Bid Rate Advances made after the date of any such determination until such time as deposits of a Type or maturity appropriate to match fund Eurodollar Committed Advances or Eurodollar Bid Rate Advances are made available, or (ii) after giving effect to amounts payable under Sections 3.1 and 3.2 an interest rate applicable to a Type of Advance does not accurately reflect the cost of making a Eurodollar Committed Advance or a Eurodollar Bid Rate Advance of such Type, then, if for any reason whatsoever the provisions of Section 3.1 are inapplicable, the Administrative Agent shall suspend the availability of the affected Type of Advance with respect to any Eurodollar Committed Advances or Eurodollar Bid Rate Advances made after the date of any such determination.

      3.4 Funding Indemnification. If any payment of a Eurodollar Committed Advance, Eurodollar Bid Rate Advance or Absolute Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or any Eurodollar Committed Advance is converted to an Alternate Base Rate Advance on a date which is not the last day of the applicable Interest Period or a Eurodollar Committed Advance, Eurodollar Bid Rate Advance or Absolute Rate Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it directly resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Committed Advance, Eurodollar Bid Rate Advance or the Absolute Rate Advance; provided that the foregoing shall not permit prepayment of a Competitive Bid Advance (i) which the Borrower has indicated in the related Competitive Bid Quote Request is not to be prepayable and (ii) which the relevant Lender has not agreed to permit to be prepaid.

      3.5 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation to reduce any liability of the Borrower to such Lender under Sections 3.1 and 3.2 or to avoid the unavailability of a Type of Advance under Section 3.3, so long as such designation is not disadvantageous to such Lender in its opinion. If any amount becomes due under Section 3.1, 3.2 or 3.4, each affected Lender or Issuer shall consult with the Borrower as to how it intends to calculate the amount due and shall deliver a written statement of such Lender or Issuer as to the amount due, if any, under Section 3.1, 3.2 or 3.4. Such written statement shall set forth in reasonable detail the basis for claiming such amount and calculations upon which such Lender or Issuer determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error; provided that the determination of such amount shall be made in good faith and in a manner consistent with such Lender's standard practice and that such Lender's policies as to imposing such increased costs are being applied with respect to customers similarly situated to Borrower with whom such Lender or Issuer has a contractual right to so charge such amounts. Determination of amounts payable under such Sections in connection with a Eurodollar Committed Loan, Eurodollar Bid Rate Loan or an Absolute Rate Loan shall be calculated as though each Lender funded its Eurodollar Committed Loan, Eurodollar Bid Rate Loan or its Absolute Rate Loan, as the case may be, through the purchase of a deposit of the Type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate, Eurodollar Bid Rate or the Absolute Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable within ten (10) Business Days after receipt by the Borrower of the written statement. The obligations of the Borrower under Sections 3.1, 3.2 and 3.4 shall survive payment of the Obligations and termination of this Agreement.

      3.6 Replacement of Lenders. If any Lender is unable to make a Eurodollar Loan or an Absolute Rate Loan pursuant to Section 3.3, is subject to increased costs pursuant to Section 3.1, 3.2 or 3.4, fails to designate an alternate Lending Installation pursuant to Section 3.1 or 3.5, or is owed or reasonably anticipates being owed additional amounts pursuant to Section 3.1 and fails to take action to the extent required under Section 3.1 to avoid or reduce any such additional amounts, the Borrower shall have the right, if no Default then exists, to replace such Lender with another financial institution reasonably acceptable to the Administrative Agent and any Issuer provided that (i) such financial institution shall unconditionally offer in writing (with a copy to the Administrative Agent) to purchase, in accordance with Section 12.3.2, all of such Lender's rights and obligations under this Agreement and the Loans and the Notes, if any, and all of such Lender's rights and obligations under the Credit Agreement and the "Loans" and the "Notes", if any, thereunder as provided in
Section 12.3.2 thereof, without recourse or expense to, or warranty by, such Lender being replaced, for a purchase price equal to the aggregate outstanding principal amount of the Loans payable to such Lender plus such Lender's Percentage, if any, of any outstanding reimbursement obligations with respect to any outstanding Letters of Credit plus any accrued but unpaid interest on the Loans and such reimbursement obligations plus accrued but unpaid fees in respect of such Lender's Commitment hereunder to the date of such purchase on a date therein specified, (ii) the obligations of the Borrower owing pursuant to
Section 3.1, 3.2 and 3.4 to the Lender being replaced, shall be paid in full to the Lender being replaced concurrently with such replacement, (iii) the replacement financial institution shall execute a Notice of Assignment pursuant to which it shall become a party hereto as provided in Section 12.3.2 and shall pay the processing fee required pursuant to such section, and (iv) upon compliance with the provisions for assignment provided in Section 12.3 and the payment of amounts referred to in clause (i), the replacement financial institution shall constitute a "Lender" hereunder and the Lender being so replaced shall no longer constitute a "Lender" hereunder; provided that (x) if such Lender accepts such an offer and such financial institution fails to purchase on such specified date in accordance with the terms of such offer, the Borrower shall continue to be obligated to pay the increased cost, amounts, expenses and taxes under Sections 3.1, 3.2, 3.4 and 3.5 above to such Lender and
(y) if such Lender fails to accept such purchase offer, the Borrower shall not be obligated to pay such Lender such increased cost pursuant to such sections from and after the date of such purchase offer; provided, further that notwithstanding the foregoing, no Lender which is an Issuer of an outstanding Letter of Credit may be replaced pursuant to this Section 3.6 while such Letter of Credit is outstanding.

      3.7 Currency.

          (i) Payments in Agreed Currency. The Borrower shall make payment relative to each Advance and each Letter of Credit in the currency (the "Agreed Currency") in which the Advance or Letter of Credit was effected. If any payment is received on account of any Advance or Letter of Credit in any currency (the "Other Currency") other than the Agreed Currency (whether voluntarily or pursuant to an order or judgment or the enforcement thereof or the realization of any security or the liquidation of the Borrower or otherwise howsoever), such payment shall constitute a discharge of the liability of such Borrower hereunder and under the other Loan Documents in respect of such obligation only to the extent of the amount of the Agreed Currency which the relevant Issuer, Lender or Administrative Agent, as the case may be, is able to purchase with the amount of the Other Currency received by it on the Business Day next following such receipt in accordance with its normal procedures and after deducting any premium and costs of exchange.

          (ii) Conversion of Agreed Currency into Judgment Currency. If, for the purpose of obtaining or enforcing judgment in any court in any jurisdiction, it becomes necessary to convert into a particular currency (the "Judgment Currency") any amount due in the Agreed Currency then the conversion shall be made on the basis of the rate of exchange prevailing on the Business Day next preceding the day on which judgment is given and in any event the Borrower shall be obligated to pay the Issuer, the Agents and the Lenders any deficiency in accordance with subsection 3.7(i). For the foregoing purposes "rate of exchange" means the rate at which the relevant Issuer, Lender or Administrative Agent, as applicable, in accordance with its normal banking procedures is able on the relevant date to purchase the Agreed Currency with the Judgment Currency after deducting any premium and costs of exchange.

          (iii) Circumstances Giving Rise to Payment. If (i) any Issuer, Lender or Administrative Agent receives any payment or payments on account of the liability of the Borrower hereunder pursuant to any judgment or order in any Other Currency, and (ii) the amount of the Agreed Currency which the relevant Issuer, Lender or Administrative Agent, as applicable, is able to purchase on the Business Day next following such receipt with the proceeds of such payment or payments in accordance with its normal procedures, and after deducting any premiums and costs of exchange, is less than the amount of the Agreed Currency due in respect of such obligations immediately prior to such judgment or order, then Borrower on demand shall, and Borrower hereby agrees to, pay to the Issuers, Lenders and the Agents amounts equal to the deficiency and any loss, cost or expense arising out of or in connection with such deficiency.

          (iv) Separate Obligation.  The agreement provided for in this Section
     3.7 shall constitute an obligation separate and independent from all other obligations contained in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Issuers, Lenders or the Agents or any of them from time to time, and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order. The agreements and obligations of the Borrower in this Section 3.7 shall survive the payment of all other Obligations.


                                   ARTICLE IV

                              CONDITIONS PRECEDENT

      4.1 Conditions Precedent to Effectiveness. The effectiveness of this Agreement and the obligation of each Lender to make Loans hereunder and the obligation of each Issuer to issue the Letters of Credit hereunder pursuant to the terms and conditions of this Agreement are subject to the conditions precedent that the Borrower furnishes the following, to the Administrative Agent, on the Closing Date, with sufficient copies for the Lenders:

          (i) Copies of the articles of incorporation of the Borrower, together with all amendments, and a certificate of good standing for the Borrower, certified by the appropriate governmental officer in its jurisdiction of incorporation.

          (ii) Copies, certified by the Secretary or Assistant Secretary of the Borrower of its by-laws and of its Board of Directors' resolutions authorizing the execution of the Loan Documents.

          (iii) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to make borrowings and obtain Letters of Credit hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

          (iv) A written opinion of (A) the General Counsel or Corporate Counsel of the Borrower substantially in the form of Exhibit "B-1", (B) Vinson & Elkins, L.L.P., counsel to the Borrower, substantially in the form of Exhibit "B-2" and (C) Mayer, Brown & Platt, special counsel to the Administrative Agent, substantially in the form of Exhibit "I" hereto, each dated as of the Closing Date and addressed to the Administrative Agent and the Lenders.

          (v) Notes payable to the order of any Lender requesting Notes.

          (vi) Certificate of an Authorized Officer of Borrower stating that (a) all obligations under the Amended and Restated Credit Agreement have been paid or fulfilled, (b) the Borrower has delivered a notice to the lenders under the Amended and Restated Credit Agreement requesting that the "Aggregate Commitment" thereunder be terminated on the Closing Date (each Lender that is a "Lender" under the Amended and Restated Credit Agreement hereby waives the requirement of prior notice of cancellation in Section
     2.6.3 of the Amended and Restated Credit Agreement and the requirement of prior notice of prepayment in Section 2.8 of the Amended and Restated Credit Agreement), (c) the Credit

     Agreement has been executed and delivered, and (d) the "Closing Date" under the Credit Agreement is the same date as the Closing Date hereunder.

          (vii) Certificate of an Authorized Officer of Borrower stating that all representations and warranties contained in Article V are true and correct in all material respects as of the Closing Date and that no Default or Unmatured Default exists.

          (viii) Such other documents as the Administrative Agent, any Lender or its counsel may have reasonably requested.

      4.2 Each Advance. The Lenders shall not be required to make any Advance (other than an Advance that, after giving effect thereto and to the application of the proceeds thereof, does not increase the aggregate amount of outstanding Advances) and no Issuer shall be obligated to issue a Letter of Credit, unless on the applicable Borrowing Date or Issuance Date, as the case may be:

          (i) There exists no Default or Unmatured Default.

          (ii) The representations and warranties contained in Article V are true and correct in all material respects as of such Borrowing Date or Issuance Date, as the case may be, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.

     Each Committed Borrowing Notice (other than a Committed Borrowing Notice deemed given pursuant to Section 2.2.3) and Competitive Bid Borrowing Notice with respect to each such Advance and each Issuance Request with respect to a Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.


                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Lenders, the Administrative Agent and each Issuer (except for matters disclosed, in writing, by the Borrower to the Administrative Agent, pursuant to this Agreement, that have not been objected to, in writing, by the Lenders) that:

      5.1 Corporate or Partnership Existence and Standing. Each of the Borrower and its Principal Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where failure to have such good standing or authority would not have a Material Adverse Effect.

      5.2 Authorization and Validity. The Borrower has the corporate power and authority to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

      5.3 No Conflict; Government Consent. The execution, delivery and performance of the Loan Documents by the Borrower will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower, or conflict with any organizational document or Material Agreement of the Borrower, or require any government approval except where such violation, conflict or lack of approval would not have a Material Adverse Effect or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or any Subsidiary pursuant to the terms of any such Material Agreement.

      5.4 Financial Statements. The March 31, 1998 consolidated financial statements of the Borrower and its Subsidiaries were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

      5.5 Material Adverse Change. As of the Closing Date there has been no change in the business, Property, financial condition or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

      5.6 Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns or reports which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No tax liens have been filed and no claims are being asserted with respect to any such taxes which could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate in all material respects. The Borrower knows of no pending investigation of the Borrower or any of its Subsidiaries by any taxing authority, nor of any pending but unassessed tax liability which, in either case, could reasonably be expected to have a Material Adverse Effect.

      5.7 Litigation and Contingent Obligations. Except as disclosed in the Borrower's most recent Form 10-K or 10-Q filed with the SEC, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of an officer of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (including, without limitation, any such action involving Environmental Laws) which, in either case, could reasonably be expected to have a Material Adverse Effect.

      5.8 ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $75,000,000. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $75,000,000 in the aggregate. Except for such matters as would not singly or in the aggregate have or reasonably be expected to have a Material Adverse Effect, each Single Employer Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Single Employer Plan, neither the Borrower nor any other members of the Controlled Group has withdrawn from any Multiemployer Plan with respect to which it has any unsatisfied liability or initiated steps to do so, and no steps have been taken to reorganize or terminate any Single Employer Plan.

      5.9 Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder. The Borrower is not engaged principally, and does not as one of its important activities engage, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock other than the purchase of margin stock from time to time in connection with transactions (i) authorized by the board of directors of the Borrower, (ii) either (A) authorized by the board of directors or other governing body of the Person which stock is being acquired or (B) involving less than 5% of the stock of any Person and (iii) which would not cause the Borrower to fail to be in compliance with the following sentence. Neither the Borrower nor any Person acting on its behalf has taken or will take any action which could reasonably be expected to cause this Agreement or any of the Notes to violate any of said Regulations U or X, or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect.

      5.10 Environmental Matters. The Borrower, each of its Subsidiaries, and their respective Properties are in compliance with all Environmental Laws except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect and neither the Borrower nor any of its Subsidiaries is subject to any liability or obligation for remedial action thereunder or in connection therewith which could reasonably be expected to have a Material Adverse Effect. There are no Hazardous Materials located on or under any of the properties of the Borrower or any of its Subsidiaries (other than petroleum products which are located thereon in the ordinary course of business and in a manner which does not constitute a violation of applicable Environmental Law) which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has caused or permitted any Hazardous Material to be disposed of on or under or released from any of its properties which disposal or release could reasonably be expected to have a Material Adverse Effect.

      5.11 Investment Company Act. None of the Borrower nor any Principal Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

      5.12 Public Utility Holding Company Act. Each of the Borrower and each of its Principal Subsidiaries is not subject to, or is exempt from, regulation as a "holding company", a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company", in each case as such terms are defined in the Public Utility Holding Company Act of 1935, as amended and the rules and regulations thereunder.


                                   ARTICLE VI

                                   COVENANTS

     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

      6.1 Affirmative Covenants.

      6.1.1    Financial Reporting.  The Borrower will:

       (i) Make available promptly (and in any event within 60 days) after the end of each of the first three quarterly periods of each of its fiscal years, on either EDGAR or Borrower's Home Page or otherwise transmit to the Lenders a copy of Borrower's report on Form 10-Q (or any comparable form) for such quarter, which report will include Borrower's quarterly unaudited consolidated financial statements as of the end of and for such quarter prepared in accordance with GAAP, subject to changes resulting from any year-end audit adjustment. Upon request, the Administrative Agent shall provide a copy of any such statement or report described above to any Lender that does not have access to EDGAR or the World Wide Web.

       (ii) (A) Make available promptly (and in any event within 120 days) after the close of its fiscal year, on either EDGAR or Borrower's Home Page or otherwise transmit to the Lenders a copy of the Borrower's report on Form 10-K (or any comparable form) for such year, which report will include Borrower's annual audited consolidated financial statements as of the end of and for such year prepared in accordance with GAAP and (B) promptly after the sending thereof, deliver a copy of the Borrower's annual report which it sends to its public shareholders. Upon request, the Administrative Agent shall provide a copy of any such statement or report described in clause (A) above to any Lender that does not have access to EDGAR or the World Wide Web.

       (iii) Concurrently with making available the financial statements referred to in clause (i) and (ii) above, deliver a compliance certificate in substantially the form of Exhibit "C" hereto, in writing, signed by an Authorized Officer of the Borrower (a "Compliance Certificate") certifying that the statements fairly present the Borrower's financial condition and results of the operations of the Borrower at the date and for the period indicated therein, subject to changes resulting from year-end audit adjustments and showing the calculations necessary to determine compliance with this Agreement (including, without limitations, calculations of financial covenants) and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

       (iv) Within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Single Employer Plan, deliver a statement, signed by an Authorized Officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

       (v) Promptly, after becoming aware thereof, deliver written notice of any litigation which could reasonably be expected to result in a judgment in excess of $75,000,000 against the Borrower or any of its Principal Subsidiaries net of insurance coverage which is reasonably expected to be paid by the insurer, or other event or condition which could reasonably be expected to have a Material Adverse Effect.

       (vi) Make available promptly, all publicly available reports and proxy statements furnished to shareholders on either EDGAR or Borrower's Home Page. Upon request, the Administrative Agent shall provide a copy of any such statement or report described above to any Lender that does not have access to EDGAR or the World Wide Web.

       (vii) Make available promptly, all publicly available registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Principal Subsidiaries files with the SEC either on EDGAR or Borrower's Home Page. Upon request, the Administrative Agent shall provide a copy of any such statement or report described above to any Lender that does not have access to EDGAR or the World Wide Web.

       (viii) Promptly deliver written notice to the Lenders of the occurrence of any Default or Unmatured Default.

       (ix) Deliver such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

      6.1.2 Use of Proceeds. The Borrower will, and will cause each Subsidiary of the Borrower to, use the proceeds of the Advances to provide funds for working capital needs and other general corporate purposes, including acquisitions, commercial paper back up and repayment of loans under the Amended and Restated Credit Agreement. The Borrower will not, nor will it permit any Subsidiary of the Borrower to, use any of the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation U) in violation of Regulation U.

      6.1.3 Maintain Legal Existence. The Borrower will preserve and maintain, and cause each of its Principal Subsidiaries to preserve and maintain, its legal existence, rights and franchises; provided that (i) the foregoing shall not prevent any merger, consolidation, sale or other disposition permitted under Section 6.2.1 or 6.2.2 of this Agreement and (ii) the Borrower and its Principal Subsidiaries shall not be required to preserve or maintain any existence, right or franchise if the failure to preserve or maintain such existence, right or franchise would not have a Material Adverse Effect.

      6.1.4 Insurance. The Borrower will, and will cause each Principal Subsidiary to, maintain insurance with financially sound and reputable insurance companies, (other than prudent self-insurance programs) in such amounts and covering such risks as is consistent with prudent industry practice, and the Borrower will furnish to any Lender upon reasonable request full information as to the insurance carried, including, without limitation, certificates of insurers, brokers and agents, as to such insurance.

     6.1.5 Compliance with Laws. The Borrower will, and will cause each Subsidiary of the Borrower to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, including, without limitation, all Environmental Laws, except when failure to do so could not reasonably be expected to have a Material Adverse Effect; the Borrower and its Subsidiaries will pay all taxes, assessments and governmental charges and levies upon income, profits or Property before the same become delinquent (except with regard to any of the foregoing payments which are being contested in good faith by appropriate proceeding, diligently pursued and with respect to which adequate reserves as required by GAAP have been set aside) except where failure to do so could not reasonably be expected to have a Material Adverse Effect; and the Borrower and its Principal Subsidiaries will obtain, keep, and comply with, all necessary permits, approvals, certificates and licenses in effect and remain in compliance therewith, except in any such case where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     6.1.6 Inspection. The Borrower will, and will cause each Principal Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to visit and inspect (so long as no Default shall have occurred, at their own risk, cost and expense) any of the Property, corporate books and financial records of the Borrower and each Principal Subsidiary to audit and examine and make copies of the books of accounts and other financial records (and after the occurrence and during the continuance of a Default, other records) of the Borrower and each Principal Subsidiary and to discuss the affairs, finances and accounts of the Borrower and each Principal Subsidiary with, and to be advised as to the same by, their respective officers upon reasonable advance notice, and at such reasonable times (during normal business hours) and intervals as the Administrative Agent and the Lenders may designate; provided, however, that during such time as no Default has occurred and is continuing, visits, inspections and audits by the Administrative Agent and the Lenders shall be conducted on the same date and not more often than once during any calendar quarter, unless otherwise agreed by the Borrower.

     6.1.7 Compliance with ERISA. The Borrower will comply, and will cause each of its Subsidiaries to comply, with all applicable minimum funding requirements and all other applicable requirements of ERISA except where a failure to do so could not reasonably be expected to have a Material Adverse Effect.

     6.2      Negative Covenants.

     6.2.1 Merger. The Borrower will not merge or consolidate with or into any other Person, unless (i) both before and after giving effect to such merger or consolidation, there exists no Default or Unmatured Default and (ii) either
(A) the Borrower is the surviving Person or (B) if the Borrower is not the surviving Person, the surviving Person shall expressly assume in writing in form and substance reasonably satisfactory to the Administrative Agent all of the liabilities and obligations of the Borrower hereunder and under the other Loan Documents.

     6.2.2 Sale of Assets. The Borrower will not sell or otherwise dispose of all or substantially all of the Borrower's assets.

     6.2.3 Liens. The Borrower will not, nor will it permit any Subsidiary of the Borrower to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except Permitted Liens.

     6.2.4 Leverage Ratio. The Borrower will not permit its Leverage Ratio to exceed 60% as determined in accordance with GAAP.


                                  ARTICLE VII

                                    DEFAULTS

 The occurrence of any one or more of the following events shall constitute a
Default:

     7.1 Any representation or warranty made or deemed made by the Borrower to the Lenders, any Issuer or the Administrative Agent under or in connection with this Agreement or any other Loan Document shall be incorrect in any material respect on the date as of which made or deemed made.

     7.2 The failure or refusal of the Borrower to (a) pay the principal of any of the Obligations, or any part thereof, as it becomes due in accordance with the terms of the Loan Documents, or (b) pay interest on any of the Obligations, or any part thereof, or any other amount or fee under the terms of this Agreement and the other Loan Documents, within five (5) Business Days after it becomes due.

     7.3      The breach by the Borrower of any of the terms or provisions of
Section 6.1.2, 6.1.6 or 6.2.

     7.4 The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement or any other Loan Document and such breach shall remain unremedied for 30 days after the earlier of (i) an Authorized Officer of the Borrower obtaining knowledge of such breach, or (ii) written notice thereof being given to the Borrower by any Lender, the Administrative Agent or any Issuer.

     7.5 (a) Failure of the Borrower or any Principal Subsidiary to pay when due (subject to any applicable grace period), whether by acceleration or otherwise, any Debt (other than the Obligations and other than the CUSA Assumed
Debt) aggregating in excess of $75,000,000 in principal amount; (b) any Debt (other than the Obligations and other than the CUSA Assumed Debt) of the Borrower or any of its Principal Subsidiaries aggregating in excess of $75,000,000 in principal amount shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof; or (c) demand for payment shall be made for all or any part of the CUSA Assumed Debt prior to the stated maturity thereof and such payment shall not be made (or such demand rescinded) on or before the earlier of
(i) 30 days following such
demand or (ii) the date upon which the holder thereof commences proceedings to collect such payment.

     7.6 The Borrower or any Principal Subsidiary shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors,
(iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6, (vi) not pay, or admit in writing its inability to pay, its debts generally as they become due. or (vii) fail to contest in good faith any appointment or proceeding described in Section 7.7.

     7.7 Without the application, approval or consent of the Borrower or any Principal Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or such Principal Subsidiary or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any Principal Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

     7.8 Any judgment or order for the payment of money in excess of $75,000,000 shall be rendered against the Borrower or any Principal Subsidiary and either such judgment or order is not discharged within a period of 60 days following the rendering thereof or there shall be any period during which a stay of enforcement of such judgment or order, by reason of an appeal or a bond pending appeal, shall not be in effect.

     7.9      Any Change of Control shall occur.


                                 ARTICLE VIII

                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

     8.1      Acceleration.

              (a) If any Default described in Section 7.6 (other than 7.6 (ii) and other than 7.6(v) hereof as to any of the matters in 7.6(ii) hereof) or 7.7 occurs, (i) the obligations of the Lenders to make Loans hereunder and the obligations of the Issuers to issue Letters of Credit shall automatically terminate and the Obligations shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives and without any election or action on the part of the Administrative Agent, any Lender or any Issuer and (ii) the Borrower will be and become thereby unconditionally obligated, without the need for demand or the necessity of any act or evidence, to deliver to the Administrative Agent from time to time, for deposit into the Letter of Credit Collateral Account, an amount (the "Collateral Shortfall Amount") equal to the excess, if any, of

          (A) 100% of the sum of the aggregate maximum amount remaining available to be drawn under the Letters of Credit (assuming compliance with all conditions for drawing thereunder) issued and outstanding as of such time, over

          (B) the amount on deposit in the Letter of Credit Collateral Account at such time that is free and clear of all rights and claims of third parties and that has not been applied by the Lenders against the Obligations;

provided, however, that so long as no Default shall have occurred and be continuing, if the amount on deposit in the Letter of Credit Collateral Account exceeds the Collateral Shortfall Amount, then the Administrative Agent shall return to the Borrower an amount of such deposit equal to such excess, and the Lenders and Issuers hereby authorize the Administrative Agent to do so.

  (b) If any Default occurs and is continuing (other than a Default described in Section 7.6(i) or 7.6(iii) through (vii) or 7.7), (i) the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans and the obligation of the Issuers to issue Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives and (ii) the Administrative Agent (acting at the direction of the Required Lenders) may, upon notice delivered to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to deliver (and the Borrower will, forthwith upon demand by the Required Lenders and without necessity of further act or evidence, be and become thereby unconditionally obligated to deliver), to the Administrative Agent, at its address specified pursuant to Article XIII, for deposit into the Letter of Credit Collateral Account an amount equal to the Collateral Shortfall Amount.

  (c) If at any time while any Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent (acting at the direction of the Required Lenders) may make demand on the Borrower to deliver (and the Borrower will, forthwith upon demand by the Administrative Agent and without necessity of further act or evidence, be and become thereby unconditionally obligated to deliver), to the Administrative Agent as additional funds to be deposited and held in the Letter of Credit Collateral Account an amount equal to such Collateral Shortfall Amount at such time.

  (d) The Administrative Agent may at any time or from time to time after funds are deposited in the Letter of Credit Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders under the Loan Documents; provided, that such amounts will not be applied to Obligations (other than Obligations in respect of Letters of Credit) until all Letters of Credit have terminated and all Obligations in respect of Letters of Credit have been paid in full.

  (e) Neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account. After all of the Obligations have been indefeasibly paid in full, any funds remaining in the Letter of Credit Collateral Account shall be returned by the Administrative Agent to the Borrower or paid to whoever may be legally entitled thereto at such time.

  (f) The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any Persons with respect to any such funds.

  8.2 Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements (including consents and waivers) supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

 (i) Extend the maturity of any Loan or forgive all or any portion of the principal amount, interest or fees thereof, or reduce the rate or extend the time of payment of interest or fees thereon or any participation fee on any Letter of Credit.

 (ii) Reduce the percentage specified in the definition of Required Lenders.

 (iii) Extend the Facility Termination Date (except as provided in Section 2.24) or reduce the amount of, or extend the payment date for, the mandatory payments required under Section 2.4, or increase the amount of the Commitment of any Lender hereunder, or change the definition of Aggregate Commitment.

 (iv)     Amend this Section 8.2.

 (v) Permit the Borrower to assign its rights or obligations under the Loan Documents.

 (vi) Amend the parenthetical phrase in the first sentence of the definition of Eurodollar Interest Period.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may waive payment of or modify the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement. No amendment of any provision of this Agreement relating to any Issuer shall be effective without the consent of such Issuer. The Issuer of any Letter of Credit may waive or modify the fee required under Section 2.2.6 with respect to such Letter of Credit without obtaining the consent of any other party to this Agreement.

  In addition, in the event of an amendment, modification or waiver of any provision in the Credit Agreement in accordance with the terms thereof and the same or substantially similar provision exists in this Agreement, then the Administrative Agent shall be deemed authorized to and will execute on behalf of all of the Lenders a similar amendment, modification or waiver of this Agreement without the consent or approval of the Lenders herein; provided, however, that the consent of each Lender is required for any of the matters described in clauses (i) through (vi) above and the consent of the Required Lenders is required for any amendment, modification or waiver of Section 6.2.4.

  8.3 Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent specifically set forth in such writing. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the Issuers and the Lenders until the Obligations have been paid in full and all Commitments have terminated.


                                   ARTICLE IX

                               GENERAL PROVISIONS

  9.1 Survival of Representations; Obligations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of any Notes and the making of the Loans and issuance of Letters of Credit herein contemplated.

  9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

  9.3 Taxes. Any taxes (excluding federal income taxes on the overall net income of any Lender) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

  9.4 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

  9.5 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, each Issuer and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, each Issuer and the Lenders relating to the subject matter thereof.

  9.6 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective permitted successors and assigns.

  9.7 Expenses; Indemnification of Administrative Agent, Issuers and Lenders. The Borrower shall reimburse the Administrative Agent for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Issuers and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Administrative Agent, the Issuers and the Lenders, which attorneys may be employees of the Administrative Agent, the Issuers or the Lenders) paid or incurred by the Administrative Agent or any Lender in connection with the collection and enforcement of the Loan Documents. NEITHER THE ADMINISTRATIVE AGENT, ANY ISSUER, ANY LENDER NOR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, OR AGENTS (EACH, AN "INDEMNIFIED PARTY") SHALL BE LIABLE FOR ANY ACTION IN GOOD FAITH TAKEN OR OMITTED TO BE TAKEN BY SUCH INDEMNIFIED PARTY PURSUANT TO, IN CONNECTION WITH, OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT INCLUDING, WITHOUT LIMITATION, AN INDEMNIFIED PARTY'S OWN NEGLIGENCE OR CO-NEGLIGENCE EXCEPT TO THE EXTENT SUCH ACTION OR OMISSION CONSTITUTES WILLFUL MISCONDUCT OR GROSS NEGLIGENCE ON THE PART OF SUCH INDEMNIFIED PARTY (OR ITS OFFICERS, DIRECTORS, EMPLOYEES OR AUTHORIZED AGENTS) OR IS ADJUDICATED BY A COURT OF COMPETENT JURISDICTION TO CONSTITUTE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF SUCH INDEMNIFIED PARTY (OR ITS OFFICERS, DIRECTORS, EMPLOYEES OR AUTHORIZED AGENTS). The Borrower agrees to the fullest extent permitted by applicable Law, to indemnify and to hold harmless each Indemnified Party from and against any and all losses, claims, damages, penalties, judgments, expenses and liabilities to Persons not party to this Agreement including all actions with respect thereto (including, without limitation, any alleged violations of applicable federal or state securities laws committed by any Person other than such Indemnified Party or any such loss resulting from such Indemnified Party's negligence), and reasonable attorneys' fees and costs (including, without limitation, all expenses of litigation and preparation therefor) which any of them may pay or incur arising out of or in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby or the direct or indirect application of the proceeds of any Loan or Letter of Credit, or the performance by such Indemnified Party of its obligations hereunder and under the other Loan Documents; provided, however, that the indemnification provided for herein shall not apply to any such loss (i) adjudicated by a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Party, (ii) arising out of any claim made by any Lender against the Administrative Agent or another Lender under this Agreement or the other Loan Documents, or (iii) arising out of any claim made by any Participant against a Lender which does not result from a breach by the Borrower of any term or provision of this Agreement or any other Loan Document. The obligations of the Borrower under this Section shall survive the termination of this Agreement.


  9.8 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

  9.9 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

  9.10 Nonliability of Lenders. The relationship between the Borrower and the Lenders and the Administrative Agent shall be solely that of borrower and lender. Neither the Administrative Agent, any Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, any Issuer nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

  9.11 CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS OF LAWS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

  9.12 CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

  9.13 WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, EACH ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY

JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

  9.14 Confidential Information. The Administrative Agent and each Lender agree that all documentation and other information made available by the Borrower to the Administrative Agent or such Lender under the terms of this Agreement shall (except to the extent such documentation or other information is publicly available or hereafter becomes publicly available other than by action of the Administrative Agent or such Lender, or was theretofore known or hereinafter becomes known to the Administrative Agent or such Lender on a nonconfidential basis independent of any disclosure thereto by the Borrower) be held in confidence by the Administrative Agent or such Lender in accordance with prudent banking procedures and used solely in the administration and enforcement of the Loans and Letters of Credit from time to time outstanding and in the prosecution or defense of legal proceedings arising in connection herewith; provided that (i) the Administrative Agent or such Lender may disclose documentation and information to the Administrative Agent and/or to any other Lender which is a party to this Agreement or any Affiliates thereof and (ii) the Administrative Agent or such Lender may disclose such documentation or other information to any other bank or other Person to which such Lender sells or proposes to make an assignment or sell a participation in its Loans hereunder if such other bank or Person, prior to such disclosure, agrees in writing to be bound by the terms of the confidentiality statement customarily employed by the Administrative Agent or such Lender in connection with such potential transfers provided that the terms of such confidentiality statement are no less restrictive than those contained in the confidentiality agreement executed by the Borrower and the Administrative Agent or such Lender. Notwithstanding the foregoing, nothing contained herein shall be construed to prevent the Administrative Agent or any Lender from (a) making disclosure of any information
(i) if required to do so by applicable law or regulation, (ii) to any governmental agency or regulatory body having or claiming to have authority to regulate or oversee any aspect of the Administrative Agent's or Lender's business or that of the Administrative Agent's or Lender's corporate parent or affiliates in connection with the exercise of such authority or claimed authority, (iii) pursuant to any subpoena or if otherwise compelled in connection with any litigation or administrative proceeding, (iv) to correct any false or misleading information which may become public concerning such Person's relationship to the Borrower, or (v) to the extent the Administrative Agent or such Lender or its counsel deems necessary or appropriate to enforce any remedy provided in any of the Loan Documents or this Agreement or otherwise available by law; or (b) making, on a confidential basis, such disclosures as such Lender reasonably deems necessary or appropriate to its legal counsel or accountants (including outside auditors). If the Administrative Agent or such Lender is compelled to disclose such confidential information in a proceeding requesting such disclosure, the Administrative Agent or such Lender shall seek to obtain assurance that such confidential treatment will be accorded such information; provided, however, the Administrative Agent or such Lender shall have no liability for the failure to obtain such treatment. Notwithstanding anything in this Agreement to the contrary, each Lender agrees that to the extent it acquires information from or on behalf of the Borrower or any of its Subsidiaries that may provide a competitive advantage with regard to the sale or purchase of commodities or derivative products, such Lender will take all reasonable care to keep such information confidential as to the officers, agents or employees of such

Lender or any Affiliate thereof that are involved in such Lender's or Affiliate's commodity trading activities.


                                   ARTICLE X

                           THE ADMINISTRATIVE AGENT
                           ------------------------

  10.1 Appointment and Authority of Administrative Agent and Issuers. In order to expedite the various transactions contemplated by this Agreement, each Lender hereby designates and appoints First Chicago to act as its agent hereunder, and authorizes First Chicago and each Issuer to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent or such Issuer, as the case may be, by the terms of this Agreement or any other Loan Document, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or any other Loan Document, neither the Administrative Agent nor any Issuer shall have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Lender or the Borrower, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or any Issuer. Should the Administrative Agent fail or refuse to take any action requested hereunder by the Required Lenders, the Administrative Agent shall resign and the Required Lenders shall promptly appoint a successor to the Administrative Agent hereunder. At any time that no Person or Persons are acting as agent hereunder, the Borrower is authorized to deal directly with each Lender for all purposes hereunder including, without limitation, the remittances of amounts then required to be paid hereunder and, in respect to any request or the like purportedly delivered by the Required Lenders to the Borrower, the Borrower shall receive written evidence thereof. The Administrative Agent is hereby expressly authorized as agent on behalf of the Lenders, without hereby limiting any implied authority:

  (a) To receive on behalf of each Lender any payment of principal or interest on the Advances paid to the Administrative Agent, and to promptly distribute to each Lender its pro rata share of all payments so received;

  (b) To receive all documents and items to be furnished hereunder;

  (c) To act as nominee for and on behalf of all of the Lenders in and under this Agreement and the other Loan Documents;

  (d) To arrange for the means whereby the funds of the Lenders are to be made available to the Borrower;

  (e) To distribute to the Lenders information, requests, payments, prepayments, documents, and other items received from the Borrower and others;

  (f) To execute and deliver to the Borrower and others requests, demands, approvals, and consents received from the Lenders;

  (g) To the extent permitted by this Agreement, to exercise on behalf of each Lender all remedies of the Lenders or the Administrative Agent upon the occurrence of any Default or Unmatured Default specified in this Agreement, to the extent requested by the Required Lenders; and

  (h) To take such other actions as may be requested by the Required Lenders, subject to the limitations of Section 8.2.

  10.2 Capacity of the Administrative Agent and each Issuer. With respect to its commitment to lend hereunder and the Loans made by it, the Administrative Agent and each Issuer in their respective capacities as a Lender and not as the Administrative Agent or an Issuer, as the case may be, shall have the same rights and powers hereunder as the other Lenders and may exercise the same rights and power as though it were not the Administrative Agent or an Issuer.

  10.3 No Liability of the Administrative Agent or Issuers and Indemnity. Neither the Administrative Agent, any Issuer nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be
(i) liable for any action taken or omitted to be taken by it or them hereunder or otherwise in connection with the Loan Documents (except for its or such Person's own willful misconduct or gross negligence in not performing a specific administrative duty hereunder), or (ii) responsible in any manner to any Lender for any recitals, statements, representations, or warranties made by the Borrower or any officer thereof contained in any Loan Document or in any certificate, report, statement, or other document referred to or provided for in, or received by the Administrative Agent or any Issuer under or in connection with, any Loan Document or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Loan Document or for any failure of the Borrower to perform its obligations under any Loan Document. Neither the Administrative Agent nor any Issuer shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements or conditions contained in any Loan Document, or to inspect the properties, books, or records of the Borrower. To the extent that the Administrative Agent or any Issuer is not reimbursed or indemnified by the Borrower, each of the Lenders will indemnify the Administrative Agent and each Issuer to the fullest extent permitted by applicable Law pro rata based upon their respective Percentages from and against any and all demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent or such Issuer in any way relating to or arising out of this or any other Loan Document, or any documents contemplated by or referred to herein, or therein, or the transactions contemplated hereby, or thereby, or any action taken or omitted by the Administrative Agent or such Issuer under or in connection with any of the foregoing, including resulting from the Administrative Agent's or such Issuer's own negligence (and including, without limitation, any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from any violations or alleged violation of applicable federal or state securities laws, committed by any Person other than the Administrative Agent or such Issuer) but not gross negligence or willful misconduct. The agreements in this Section 10.3. shall survive the termination of this Agreement.

  10.4 Employees of Administrative Agent and Issuers. The Administrative Agent and the Issuers may execute any and all duties hereunder by or through agents or employees and shall be entitled to advice of counsel pertaining to all matters hereunder. The Borrower has agreed to reimburse the Administrative Agent for actual out-of-pocket expenses incurred by the Administrative Agent and its agents in acting under this Agreement and each other Loan Document and to pay any reasonable legal and out-of-pocket expenses incurred by the Administrative Agent in connection with the development, preparation, negotiation, and execution of the Loan Documents, or the enforcement of the rights of the Administrative Agent, the Issuers and the Lenders thereunder. Each Lender agrees to reimburse the Administrative Agent and each Issuer, when applicable, in the amount of its pro rata share based upon its Percentage of any out-of-pocket expenses incurred for the benefit of the Lenders and not reimbursed by the Borrower.

  10.5 Reliance. The Administrative Agent and each Issuer shall be entitled to rely on any conversation, notice, consent, certificate, schedule, affidavit, letter, telegram, teletype message, statement, order, or other document believed to be genuine and correct and to have been signed or sent by the proper Person or Persons and, in respect of legal matters, upon an opinion of counsel selected by the Administrative Agent or such Issuer. The Administrative Agent, each Issuer and the Borrower may deem and treat the original Lenders hereunder as the owners of their respective pro rata shares of the Obligations for all purposes hereof notwithstanding any assignment or transfer of any interest therein by any Lender in accordance with the provisions of Article XII. Any request, authority, or consent of any owner of any of the Obligations shall be conclusive and binding on any subsequent holder, transferee, or assignee of such Obligations. The Administrative Agent and each Issuer shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
The Administrative Agent and each Issuer shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any other Loan Document in accordance with a request of the Required Lenders, or of all of the Lenders in the circumstances required by Section 10.7, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders and their successors and assigns. Each Lender expressly acknowledges that neither the Administrative Agent, any Issuer nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any Issuer hereinafter taken shall be deemed to constitute any representation or warranty by the Administrative Agent or any Issuer to any Lender. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor any Issuer shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Subsidiaries which may come into the possession of the Administrative Agent, any Issuer or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

  10.6 Several Commitments. Except as expressly provided in this Section 10.6, the obligations of the Lenders under this Agreement are several. The default by any Lender in making its Loan in accordance with its commitment hereunder shall not relieve the other Lenders of their obligations hereunder.
In the event of any default by any Lender in advancing its pro rata share of any Advance, a non-defaulting Lender shall be obligated to advance its pro-rata share of such Advance but shall not be obligated to advance the amount which the defaulting Lender was required to advance hereunder. Nothing in this Section 10.6 shall be construed as releasing, modifying, or waiving the obligation of each Lender to forward or deposit its pro rata share of any Advance pursuant to the terms of this Section
10.6 and this Agreement.

  10.7 Notice of Default. Neither the Administrative Agent nor any Issuer shall be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default unless the Administrative Agent or such Issuer has received notice from a Lender or the Borrower referring to this Agreement or other relevant Loan Document, describing such Default or Unmatured Default and stating that such notice is a "notice of default." Notwithstanding the provisions of the immediately preceding sentence, in the event that the Administrative Agent, any Issuer or any Lender knows of any Default or Unmatured Default such Person shall, as soon as practicable, give notice of same to each other Lender. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Unmatured Default as shall be reasonably directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action (unless directions from the Required Lenders are required therefore under Article VIII), with respect to such Default or Unmatured Default as it shall deem advisable in the best interests of the Lenders.

  10.8 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Issuer or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Issuer or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

  10.9 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint with the consent of the Borrower which such consent shall not be unreasonably withheld or delayed, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent's giving notice of its intention to resign, then the resigning Administrative Agent may appoint with the consent of the Borrower which such consent shall not be unreasonably withheld or delayed, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If the Administrative Agent has resigned and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender or Issuer and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the effectiveness of the resignation of the Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.


                                  ARTICLE XI

                           SETOFF; RATABLE PAYMENTS
                           ------------------------

  11.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default or Unmatured Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Debt at any time held or owing by any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

  11.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans of a particular Type (other than payments received pursuant to Sections 2.23, 3.1, 3.2 or 3.4 and other than in respect of its Competitive Bid Advances) in an amount greater than its Percentage, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders of such Type of Loans so that after such purchase each Lender of such Type of Loans will hold its ratable proportion of such Type of Loans.
If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Percentages. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.


                                  ARTICLE XII

               BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
               -------------------------------------------------

  12.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, the Issuers and the Lenders and their respective successors and permitted assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (ii) of this

Section, any Lender may at any time, without the consent of the Borrower or the Administrative Agent, assign all or any portion of its rights under this Agreement and its Notes, if any, to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of any portion of the Obligations, shall be conclusive and binding on any subsequent holder, transferee or assignee of such portion of the Obligations.

  12.2    Participations.

           12.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

           12.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment or releases any substantial portion of collateral, if any, securing any Loan or Letter of Credit.

           12.2.3 Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

  12.3    Assignments.

          12.3.1 Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time, assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents subject, in the case of assignments to a Purchaser which is not a Lender prior to such assignment, to a minimum of $15,000,000 or such lesser amount as may be consented to by the Borrower, the Administrative Agent and the Issuers of any outstanding Letters of Credit, provided that no Lender may assign any part of its rights and obligations under the Loan Documents without also assigning to such Purchaser the applicable pro rata share of such rights and obligations under the Credit Agreement such that such Purchaser owns the same pro rata share of rights and obligations under the Credit Agreement as it does hereunder. Such assignment shall be substantially in the form of Exhibit "D" hereto or in such other form as may be agreed to by the parties thereto. The consent of the Borrower, the Administrative Agent and the Issuers of any outstanding Letters of Credit shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender, or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent of the Borrower and the Administrative Agent shall not be unreasonably withheld; such consent of each Issuer may be given or withheld in its sole discretion.

          12.3.2 Effect; Effective Date. Upon (i) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as Exhibit "I" to Exhibit "D" hereto (a "Notice of Assignment"), together with any consents required by Section 12.3.1, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall, to the extent that rights and obligations hereunder have been assigned it pursuant to such assignment, be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the Administrative Agent shall accept such assignment and record the Purchaser's information in the Register, and Borrower shall provide such Purchaser with Notes to evidence its Loans, if requested in writing by such Purchaser, and the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that either (x) with respect to any transferor Lender that is assigning a portion of its Obligations replacement Notes are issued, if necessary, to such transferor Lender and each replaced Note shall be returned to the Borrower marked "replaced" or (y) with respect to a transferor Lender assigning all of its Obligations, such Lender shall return its Note, if any, to the Borrower marked "cancelled". Notwithstanding any assignment hereunder, the agreements and Obligations of the Borrower contained in Section 3.1, 3.2, 3.4 or 9.7 with respect to the transferor Lender shall survive such assignment and be enforceable by such transferor Lender, in accordance with the terms of this Agreement, with respect to acts and circumstances occurring prior to such transfer. Notwithstanding any assignment hereunder, the agreements and obligations of the transferor Lender pursuant to Section 10.3 shall survive such assignment and be enforceable by the Administrative Agent or any Issuer with respect to acts and circumstances occurring prior to such transfer.

  12.4 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries, provided such Participant, Purchaser, Transferee or other Person has signed a confidentiality agreement substantially similar to the provisions of Section 9.14.

  12.5 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.20.


                                 ARTICLE XIII

                                    NOTICES
                                    -------

  13.1 Giving Notice. Except as otherwise permitted by Section 2.15 with respect to Borrowing Notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted on any Business Day (answerback confirmed in the case of telexes).

  13.2 Change of Address. The Borrower, the Administrative Agent, any Issuer and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

                                  ARTICLE XIV

                                 COUNTERPARTS
                                  ------------

  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by telex or telephone, that it has taken such action.

  IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

                            NGC CORPORATION


                            By:_______________________________
                            Print Name:_______________________
                            Title:____________________________

                            1000 Louisiana, Suite 5800
                            Houston, TX 77002
                            Attn: Senior Vice President and
                                  Chief Financial Officer
                            Telephone No.:  (713) 507-6400

                            with a copy to:

                            Attn:  Senior Vice President and General Counsel

                            THE FIRST NATIONAL BANK OF CHICAGO,
                            Individually and as Administrative
                            Agent


                            By:_______________________________
                            Print Name:_______________________
                            Title:____________________________

                            One First National Plaza
                            Chicago, Illinois  60670
                            Attn:  Petroleum and Mining Division
                            Telecopy No.:  312-732-3055

                            with a copy to:

                            The First National Bank of Chicago
                            1100 Louisiana, Suite 3200
                            Houston, Texas  77002
                            Attn:  Helen Carr
                            Telephone No.:  713-654-7335
                            Telecopy No.:   713-654-7370

                            THE CHASE MANHATTAN BANK,
                            Individually and as Syndication Agent


                            By:_______________________________
                            Print Name:_______________________
                            Title:____________________________

                            600 Travis, 20th Floor
                            Houston, Texas  77002
                            Attn:______________________________
                            Telecopy No.:    (713) 216-4295

                            CITIBANK, N.A.
                            Individually and as Documentation Agent


                            By:_______________________________
                            Print Name:_______________________
                            Title:____________________________



                             Attn:____________________________
                             Telecopy No.:____________________

                             ABN AMRO BANK, N.V.


                            By:_______________________________
                            Print Name:_______________________
                            Title:____________________________



                            By:_______________________________
                            Print Name:_______________________
                            Title:____________________________

                            Three Riverway, Suite 1700
                            Houston, Texas  77056
                            Attn:_____________________________
                            Telecopy No.:  713-629-7533

                            BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION


                            By:_______________________________
                            Print Name:_______________________
                            Title:____________________________

                            333 Clay Street, Suite 4550
                            Houston, Texas 77002
                            Attn:_____________________________
                            Telecopy No.:_____________________

                            THE BANK OF NOVA SCOTIA


                            By:_______________________________
                            Print Name:_______________________
                            Title:____________________________

                            600 Peachtree Street, N.E., Suite 2700
                            Atlanta, Georgia  30308
                            Attn:_____________________________
                            Telecopy No.:_____________________

                            THE BANK OF TOKYO-MITSUBISHI,
                            LTD., HOUSTON AGENCY


                            By:_______________________________
                            Print Name:_______________________
                            Title:____________________________

                            1100 Louisiana Street, Suite 2800
                            Houston, Texas 77002-5216
                            Attn:  David L. Denbina, P.E.
                            Telecopy No.:  713/658-0116

                            BANKBOSTON, N.A.


                            By:_______________________________
                            Print Name:_______________________
                            Title:____________________________

                            100 Federal Street
                            Mail Stop 01-08-04
                            Boston, MA 02110
                            Attn:  V. Ryan
                            Telecopy No.:  (617) 434-3652

                            CREDIT AGRICOLE INDOSUEZ




                            By:_______________________________
                            Print Name:_______________________
                            Title:____________________________


                            By:_______________________________
                            Print Name:_______________________
                            Title:____________________________

                            600 Travis Street, Suite 2340
                            Houston, Texas 77002
                            Attn:  Brian Knezeak
                            Telecopy No.:  (713) 223-7029

                            CREDIT LYONNAIS NEW YORK BRANCH


                            By:_______________________________
                            Print Name:_______________________
                            Title:____________________________


                            1000 Louisiana, Suite 5360
                            Houston, Texas 77002
                            Attn:  Darrell Stanley, Vice President
                            Telecopy No.:  (713) 751-0307

                            FUJI BANK, LIMITED, HOUSTON
                            AGENCY


                            By:_______________________________
                            Print Name:_______________________
                            Title:____________________________

                            1221 McKinney, Suite 4100
                            Houston, Texas 77010
                            Attn:_____________________________
                            Telecopy No.:_____________________

                            NATIONSBANK, N.A.


                            By:_______________________________
                            Print Name:_______________________
                            Title:____________________________

                            700 Louisiana, 8th Floor
                            Houston, Texas 77002-2725
                            Attn:_____________________________
                            Telecopy No.:  (713) 247-6432

                            SOCIETE GENERALE, SOUTHWEST
                            AGENCY


                            By:_______________________________
                            Print Name:_______________________
                            Title:____________________________

                            2001 Ross Avenue, Suite 4800
                            Dallas, Texas  75201
                            Attn:  Lia Guerra
                            Telecopy No.:  (214) 754-0171

                            THE TORONTO-DOMINION BANK


                            By:_______________________________
                            Print Name:_______________________
                            Title:____________________________

                            31 West 52nd Street
                            New York, NY 10019-6101
                            Attn:_____________________________
                            Telecopy No.:  (212) 262-1929

                            WESTDEUTSCHE LANDESBANK GIROZENTRALE,
                            NEW YORK BRANCH


                            By:_______________________________
                            Print Name:_______________________
                            Title:____________________________


                            By:_______________________________
                            Print Name:_______________________
                            Title:____________________________


                            1211 Avenue of the Americas, 23rd Floor
                            New York, NY 10036
                            Attn:_____________________________
                            Telecopy No.:  (212) 852-6307

                                 EXHIBIT "A-1"
                                COMMITTED NOTE

$________________                                           ______________, ____

     NGC Corporation, a Delaware corporation (the "Borrower"), promises to pay to the order of _____________________________________ (the "Lender") the lesser of the principal sum of __________________________ Million Dollars or the aggregate unpaid principal amount of all Committed Loans made by the Lender to the Borrower pursuant to Section 2.1 or 2.2 of the 364-Day Revolving Credit Agreement hereinafter referred to (as the same may be amended or modified, the "Agreement"), in lawful money of the United States in immediately available funds at the main office of The First National Bank of Chicago in Chicago, Illinois, as Administrative Agent or as otherwise directed by the Administrative Agent pursuant to the terms of the Agreement, together with interest, in like money and funds, on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay each Committed Loan in full on the Facility Termination Date (as defined in the Agreement) and mandatory repayments of principal will be made by the Borrower as set forth in the Agreement.

     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Committed Loan and the date and amount of each principal payment hereunder; provided, however, that any failure to so record shall not affect the Borrower's obligations under any Loan Document.

     This Committed Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the 364-Day Revolving Credit Agreement, dated as of May 27, 1998, among the Borrower, The First National Bank of Chicago, individually and as Administrative Agent, The Chase Manhattan Bank, individually and as Syndication Agent and Citibank, N.A., individually and as a Documentation Agent and the lenders named therein, including the Lender, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions under which this Committed Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

     Borrower and any endorser hereof waive presentment, notice of dishonor and protest, and assent to any extension of time with respect to any payment due under this note and to the addition or release of any party.

                            NGC CORPORATION


                            By:_______________________________
                            Title:____________________________

                  SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
                                      TO
                         COMMITTED NOTE OF ___________
                           DATED _____________, ____



==========================================================================
                               Maturity
                                  of                   Principal
         Principal             Interest   Applicable     Amount    Unpaid
Date   Amount of Loan   Type    Period       Rate         Paid     Balance
--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

==========================================================================

                                 EXHIBIT "A-2"
                             COMPETITIVE BID NOTE


                                                          _______________,  ____

     NGC Corporation, a Delaware corporation (the "Borrower"), promises to pay to the order of _________________________ (the "Lender") the aggregate unpaid amount of all Competitive Bid Loans made by the Lender to the Borrower pursuant to Section 2.3 of the 364-Day Revolving Credit Agreement hereinafter referred to (as the same may be amended or modified, the "Agreement"), in lawful money of the United States in immediately available funds at the main office of The First national Bank of Chicago, as Administrative Agent, in Chicago Illionos or as otherwise directed by the Administrative Agent pursuant to the terms of the Agreement, together with interest, in like money and funds, on the unpaid principal amount of all Competitive Bid Loans made by the Lender to the Borrower terreferred to (as the same may be amended or modified, the "Agreement"), in lawful money of the United States in immediately available funds at the main office of The First National Bank of Chicago, as Administrative Agent, in Chicago, Illinois or as otherwise directed by the Administrative Agent pursuant to the terms of the Agreement, together with interest, in like money and funds, on the unpaid principal amount hereof at the rates and on the dates determined in accordance with the Agreement. The Borrower shall pay each Competitive Bid Loan in full on the earlier of (A) the last day of such Competitive Bid Loan's applicable Interest Period or (B) the Facility Termination Date.

     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or otherwise record in accordance with its usual practice, the date and amount of each Competitive Bid Loan and the date and amount of each principal payment hereunder, provided, however, that any failure to so record shall not affect the Borrower's obligations under any Loan Document.

     This Competitive Bid Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the 364-Day Revolving Credit Agreement dated as of May 27, 1998, among the Borrower, The First National Bank of Chicago, individually and as Administrative Agent, The Chase Manhattan Bank, individually and as Syndication Agent and Citibank, N.A., individually and as Documentation Agent and the lenders named therein, including the Lender, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions under which this Competitive Bid Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

     Borrower and any endorser hereof waive presentment, notice of dishonor and protest, and assent to any extension of time with respect to any payment due under this note and to the addition or release of any party.


                                            __________________________


                                         By:__________________________
                                         Title:_______________________

                  SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
                                       TO
                            COMPETITIVE BID NOTE OF
                             ---------------------
                         DATED _________________, _____


==========================================================================
                               Maturity
                                  of                   Principal
         Principal             Interest   Applicable     Amount    Unpaid
Date   Amount of Loan   Type    Period       Rate         Paid     Balance
--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

==========================================================================

                                 EXHIBIT "B-1"

                     FORM OF OPINION OF BORROWER'S COUNSEL

                               (to be provided)

                                 EXHIBIT "B-2"

                      FORM OF OPINION OF VINSON & ELKINS

                               (to be provided)

                                  EXHIBIT "C"

                            COMPLIANCE CERTIFICATE


To:  The Lenders parties to the
     Credit Agreement Described Below

     This Compliance Certificate is furnished pursuant to that certain 364-Day Revolving Credit Agreement dated as of May 27, 1998 (as amended, modified, renewed or extended from time to time, the "Agreement") among the Borrower, the Lenders party thereto, The First National Bank of Chicago, as Administrative Agent, The Chase Manhattan Bank, as Syndication Agent and Citibank, N.A., as Documentation Agent. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

     THE UNDERSIGNED HEREBY CERTIFIES THAT:

     1.  I am an Authorized Officer;

     2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower during the accounting period covered by the attached financial statements;

     3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

     4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower's compliance with Section 6.2.4 of the Agreement, all of which data and computations are true, complete and correct.

     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

           ________________________________________________________

           ________________________________________________________

           ________________________________________________________

     The foregoing certifications, together with the computations set forth in
Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this __ day of ______________, 19__.




                                            ------------------------------------

                                   [SAMPLE]

                     SCHEDULE I TO COMPLIANCE CERTIFICATE

              Schedule of Compliance as of               with
                     Provisions of ______ and ________ of
                                 the Agreement

                                 EXHIBIT "C-1"
                    (to 364-Day Revolving Credit Agreement)

                               ISSUANCE REQUEST

To:  The First National Bank of Chicago
     One First National Plaza
     Chicago, Illinois  60670
     Attn:  Petroleum and Mining Division

WITH
COPY
TO:  The First National Bank of Chicago
     1100 Louisiana, Suite 4610
     Houston, Texas  77002
     Attn:  Ms. Helen Carr

Ladies and Gentlemen:

     The undersigned is an Authorized Officer of NGC Corporation, a Delaware corporation, and is authorized to make and deliver this certificate pursuant to that certain 364-Day Revolving Credit Agreement dated as of May 27, 1998 among NGC Corporation, a Delaware corporation, the Lenders party thereto, The First National Bank of Chicago, as Administrative Agent, The Chase Manhattan Bank, as Syndication Agent and Citibank, N.A., as Documentation Agent, (said 364-Day Revolving Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, is hereinafter referred to as the "Agreement"). Terms having their initial letters capitalized and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

     Pursuant to the terms and provisions of the Agreement, the undersigned Borrower hereby certifies that all conditions to such issuance have been met.

     The undersigned Borrower hereby requests the issuance of a Letter of Credit in accordance with the Agreement in substantially the form attached and containing the following terms:

                      Credit Issuance Request Information
                      -----------------------------------

               1.   Beneficiary:______________________________
                    __________________________________________
                    __________________________________________
                    Attn:_____________________________________

               2.   Amount $ or $Cn. or (Pounds)

               3.   Requested Date of Issuance:___________________, 19__

               4.   Requested Date of Expiry:_____________________, 19__

               5.   Type of Letter of Credit:___ Documentary ___ Standby.

               EXECUTED THIS __ DAY OF _______________, 19__.



                                             _____________________________

                                             By:__________________________

                                             Title:_______________________

                                  EXHIBIT "D"

                             ASSIGNMENT AGREEMENT

     This Assignment Agreement (this "Assignment Agreement") between _____________________ (the "Assignor") and __________________ (the "Assignee")
is dated as of _________________, 19__. The parties hereto agree as follows:


     1. PRELIMINARY STATEMENT. The Assignor is a party to a 364-Day Revolving Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the "Agreement") described in Item 1 of
Schedule 1 attached hereto ("Schedule 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Agreement.

     2. ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Agreement such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Agreement relating to the facilities listed in Item 3 of Schedule 1 and the other Loan Documents. The aggregate Commitment (or Loans, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.

     3. EFFECTIVE DATE. The effective date of this Assignment Agreement (the "Effective Date") shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period agreed to by the Administrative Agent) after a Notice of Assignment substantially in the form of Exhibit "I" attached hereto has been delivered to the Administrative Agent. Such Notice of Assignment must include any consents required to be delivered to the Administrative Agent by Section 12.3.1 of the Agreement. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Sections 4 and 5 hereof are not made on the proposed Effective Date. The Assignor will notify the Assignee of the proposed Effective Date no later than the Business Day prior to the proposed Effective Date. As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents (other than its obligations pursuant to Section 10.3 of the Agreement with respect to acts and circumstances occurring prior to the Effective Date) with respect to the rights and obligations assigned to the Assignee hereunder.

     4. PAYMENTS OBLIGATIONS. On and after the Effective Date, the Assignee shall be entitled to receive from the Administrative Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee shall advance funds directly to the Administrative Agent with respect to all Loans and reimbursement payments made on or after the

Effective Date with respect to the interest assigned hereby. [In consideration for the sale and assignment of Loans hereunder, (i) the Assignee shall pay the Assignor, on the Effective Date, an amount equal to the principal amount of the portion of all Alternate Base Rate Loans assigned to the Assignee hereunder and
(ii) with respect to each Eurodollar Committed Loan, Eurodollar Bid Rate Loan and Absolute Rate Loan made by the Assignor and assigned to the Assignee hereunder which is outstanding on the Effective Date, on the earliest of (a) the last day of the Interest Period therefor or (b) such earlier date agreed to by the Assignor and the Assignee or (c) the date on which any such Eurodollar Committed Loan, Eurodollar Bid Rate Loan or Absolute Rate Loan either becomes due (by acceleration or otherwise) or is prepaid (the date as described in the foregoing clauses (a), (b) or (c) being hereinafter referred to as the "Payment Date"), the Assignee shall pay the Assignor an amount equal to the principal amount of the portion of such Eurodollar Committed Loan, Eurodollar Bid Rate Loan or Absolute Rate Loan assigned to the Assignee which is outstanding on the Payment Date. If the Assignor and the Assignee agree that the Payment Date for such Eurodollar Committed Loan, Eurodollar Bid Rate Loan or Absolute Rate Loan shall be the Effective Date, they shall agree to the interest rate applicable to the portion of such Loan assigned hereunder for the period from the Effective Date to the end of the existing Interest Period applicable to such Eurodollar Committed Loan, Eurodollar Bid Rate Loan or Absolute Rate Loan (the "Agreed Interest Rate") and any interest received by the Assignee in excess of the Agreed Interest Rate shall be remitted to the Assignor. In the event interest for the period from the Effective Date to but not including the Payment Date is not paid by the Borrower with respect to any Eurodollar Committed Loan, Eurodollar Bid Rate Loan or Absolute Rate Loan sold by the Assignor to the Assignee hereunder, the Assignee shall pay to the Assignor interest for such period on the portion of such Eurodollar Committed Loan, Eurodollar Bid Rate Loan or Absolute Rate Loan sold by the Assignor to the Assignee hereunder at the applicable rate provided by the Agreement. In the event a prepayment of any Eurodollar Committed Loan, Eurodollar Bid Rate Loan or Absolute Rate Loan which is existing on the Payment Date and assigned by the Assignor to the Assignee hereunder occurs after the Payment Date but before the end of the Interest Period applicable to such Eurodollar Committed Loan, Eurodollar Bid Rate Loan or Absolute Rate Loan the Assignee shall remit to the Assignor the excess of the loss or cost paid by the Borrower pursuant to Section 3.4 of the Agreement with respect to the portion of such Eurodollar Committed Loan, Eurodollar Bid Rate Loan or Absolute Rate Loan assigned to the Assignee hereunder over the amount which would have been paid if such loss or cost was calculated based on the Agreed Interest Rate. The Assignee will also promptly remit to the Assignor (i) any principal payments received from the Administrative Agent with respect to Eurodollar Committed Loans, Eurodollar Bid Rate Loans or Absolute Rate Loans prior to the Payment Date and (ii) any amounts of interest on Loans and fees received from the Administrative Agent which relate to the portion of the Loans assigned to the Assignee hereunder for periods prior to the Effective Date, in the case of Alternate Base Rate Loans or fees, or the Payment Date, in the case of Eurodollar Committed Loans, Eurodollar Bid Rate Loans or Absolute Rate Loans, and not previously paid by the Assignee to the Assignor.]* In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

*Each Assignor may insert its standard payment provisions in lieu of the payment terms included in this Exhibit.

     5. FEES PAYABLE BY THE ASSIGNEE. The Assignee shall pay to the Assignor a fee on each day on which a payment of interest or facility fees is made under the Agreement with respect to the amounts assigned to the Assignee hereunder (other than a payment of interest or commitment fees for the period prior to the Effective Date or, in the case of Eurodollar Committed Loans, Eurodollar Bid Rate Loans and Absolute Rate Loans, the Payment Date, which the Assignee is obligated to deliver to the Assignor pursuant to Section 4 hereof). The amount of such fee shall be the difference between (i) the interest or fee, as applicable, paid with respect to the amounts assigned to the Assignee hereunder and (ii) the interest or fee, as applicable, which would have been paid with respect to the amounts assigned to the Assignee hereunder if each interest rate was ___ of 1% less than the interest rate paid by the Borrower or if the facility fee was ___ of 1% less than the facility fee paid by the Borrower, as applicable. In addition, the Assignee agrees to pay ___% of the recordation fee required to be paid to the Administrative Agent in connection with this Assignment Agreement.

     6. REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR'S LIABILITY. The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectibility of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the Property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

     7. REPRESENTATIONS OF THE ASSIGNEE. The Assignee (i) confirms that it has received a copy of the Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and authorizes the Administrative Agent and each Issuer to exercise such powers under the Loan Documents as are delegated to the Administrative Agent or such Issuer by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender,
(v) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vi) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are "plan assets" as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be "plan assets" under ERISA, [and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes].**

**to be inserted if the Assignee is not incorporated under the laws of the United States, or a state thereof.

     8. INDEMNITY. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's non-performance of the obligations assumed under this Assignment Agreement.

     9. SUBSEQUENT ASSIGNMENTS. After the Effective Date, the Assignee shall have the right pursuant to Section 12.3.1 of the Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained and (ii) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under [Sections 4, 5 and 8] hereof.

     10. REDUCTIONS OF AGGREGATE COMMITMENT. If any reduction in the Aggregate Commitment occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 3 of Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced Aggregate Commitment.

     11. ENTIRE AGREEMENT. This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

     12. GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Illinois.

     13. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

     IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

                              [NAME OF ASSIGNOR]

                              By:__________________________
                              Title:_______________________

                              [NAME OF ASSIGNEE]

                              By:__________________________
                              Title:_______________________

                                  SCHEDULE 1
                            to Assignment Agreement

1.   Description and Date of Agreement:

2.   Date of Assignment Agreement:_____________________, 19__

3.   Amounts (As of Date of Item 2 above):

                                          Facility  Facility  Facility  Facility
                                              1*        2*       *3        *4
                                          --------------------------------------
     a.   Total of Commitments
          (Loans)** under
          Agreement                       $_______  $_______  $_______  $_______

     b.   Assignee's Percentage
          of each Facility purchased
          under the Assignment
          Agreement***                       ____ %   ____ %    ____ %    ____ %

     c.   Amount of Assigned Share in
          each Facility purchased under
          the Assignment
          Agreement                       $_______  $_______  $_______  $_______

4.   Assignee's Aggregate (Loan
     Amount)**  Commitment Amount
      Purchased Hereunder:                                    $_______

5.   Proposed Effective Date:                                 ________

Accepted and Agreed:

[NAME OF ASSIGNOR]                                 [NAME OF ASSIGNEE]
By:________________________                        By:________________________
Title:_____________________                        Title:_____________________



  *       Insert specific facility names per Agreement
 ** If a Commitment has been terminated, insert outstanding Loans in place of Commitment
***       Percentage taken to 10 decimal places

               Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

        Attach Assignor's Administrative Information Sheet, which must include notice address for the Assignor and the Assignee

                                  EXHIBIT "E"
                LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To The First National Bank of Chicago,
as Administrative Agent (the "Administrative Agent") under the Credit Agreement Described Below.

Re: 364-Day Revolving Credit Agreement, dated May 27, 1998 (as the same may be amended or modified, the "Agreement"), among NGC Corporation (the "Borrower"), the Administrative Agent, the Syndication Agent, the Documentation Agent and the Lenders named therein. Terms used herein and not otherwise defined shall have the meanings assigned thereto in the Agreement.

     The Administrative Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Administrative Agent of a specific written revocation of such instructions by the Borrower, provided, however, that the Administrative Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 13.1 of the Agreement or based on any telephonic notice made in accordance with Section 2.15 of the Agreement.

Facility Identification Number(s)_____________________________________________

Customer/Account Name_________________________________________________________

Transfer Funds To_____________________________________________________________

                 _____________________________________________________________

                 _____________________________________________________________

For Account No.  _____________________________________________________________

Reference/Attention To _______________________________________________________

Authorized Officer                                     Date___________________


________________________________             _________________________________
(Please Print)                                                       Signature

Bank Officer Name                                      Date___________________


________________________________             _________________________________
(Please Print)                                                       Signature

                                  EXHIBIT "F"

                         COMPETITIVE BID QUOTE REQUEST
                                (Section 2.3.2)

                                                          _______________, 19___

To:   The First National Bank of Chicago,
      as administrative agent (the "Administrative Agent")

From: NGC Corporation (the "Borrower")

Re: 364-Day Revolving Credit Agreement (the "Agreement") dated as of May 27, 1998 among the Borrower, The First National Bank of Chicago, individually and as Administrative Agent, The Chase Manhattan Bank, as Syndication Agent and Citibank, N.A., as Documentation Agent and the Lenders listed on the signature pages thereof

      We hereby give notice pursuant to Section 2.3.2 of the Agreement that we request Competitive Bid Quotes for the following proposed Competitive Bid Advance(s):

Borrowing Date: _________________, 19___

Principal Amount/1/                 Interest Period/2/
----------------                    ---------------
$

     Such Competitive Bid Quotes should offer [a Competitive Bid Margin] [an Absolute Rate].

     Such Competitive Bid Advances are [not] to be subject to prepayment.

     Upon acceptance by the undersigned of any or all of the Competitive Bid Advances offered by Lenders in response to this request, the undersigned shall be deemed to affirm as of the Borrowing Date thereof the representations and warranties made in the Agreement to the extent specified in Article IV thereof. Capitalized terms used herein have the meanings assigned to them in the Agreement.


                                             _____________________________

                                             By:__________________________

                                             Title:_______________________



---------------------
/1/ Amount must be at least $5,000,000 and an integral multiple of $1,000,000. /2/ One, two, three, six, nine or twelve months (Eurodollar Auction) or at least
    7 and up to 270 days (Absolute Rate Auction), subject to the provisions of the definitions of Eurodollar Interest Period and Absolute Rate Interest Period.

                                  EXHIBIT "G"

                     INVITATION FOR COMPETITIVE BID QUOTES
                                (Section 2.3.3)


                                                    _____________________, 19___


To:  [Name of Lender]

Re:  Invitation for Competitive Bid Quotes to
     NGC Corporation (the "Borrower")

     Pursuant to Section 2.3.3 of the 364-Day Revolving Credit Agreement dated as of May 27, 1998 (the "Agreement") among the Borrower, the Lenders parties thereto, The Chase Manhattan Bank and Citibank, N.A., as Co-Agents, the undersigned, as Administrative Agent, we are pleased on behalf of the Borrower to invite you to submit Competitive Bid Quotes to the Borrower for the following proposed Competitive Bid Advance(s):

Borrowing Date:  ______________, 19___

Principal Amount                         Interest Period
----------------                         ---------------

$

     Such Competitive Bid Quotes should offer [a Competitive Bid Margin]
[an Absolute Rate]. Such Competitive Bid Advances are [not] to be subject to prepayment. Your Competitive Bid Quote must comply with Section 2.3.4 of the Agreement and the foregoing. Capitalized terms used herein have the meanings assigned to them in the Agreement.

     Please respond to this invitation by no later than [9:00 a.m.] [1:00 p.m,.] Chicago time on _________, 19____.

                                THE FIRST NATIONAL BANK OF CHICAGO,
                                as Administrative Agent


                                By:________________________________
                                   Authorized Officer

                                  EXHIBIT "H"

                             COMPETITIVE BID QUOTE
                                (Section 2.3.4)

                                                       __________________, 19___

To:  The First National Bank of Chicago, as Administrative Agent
     Attn: ___________________

Re:  Competitive Bid Quote to NGC Corporation (the "Borrower")

     In response to your invitation on behalf of the Borrower dated ____________________, we hereby make the following Competitive Bid Quote pursuant to Section 2.3.4 of the 364-Day Revolving Credit Agreement hereinafter referred to and on the following terms:

1.   Quoting Lender:
2.   Person to contact at Quoting Lender:
3.   Borrowing Date:_________________, 19__/1/
4. We hereby offer to make Competitive Bid Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal      Interest     [Competitive    [Absolute    Minimum
 Amount/2/      Period/3/   Bid Margin/4/]   Rate/5/]    Amount/6/
 ------         ------      ----------       ----        ------
$

---------------------------

/1/  As specified in the related Invitation For Competitive Bid Quotes.
/2/ Principal amount bid for each Interest Period may not exceed the principal amount requested. Bids must be made for at least $5,000,000 and an integral multiple of $1,000,000.
/3/ One, two, three, six, nine or twelve months or at least 7 and up to 270 days, as specified in the related Invitation For Competitive Bid Quotes.
/4/ Competitive Bid Margin over or under the Eurodollar Base Rate determined for the applicable Interest Period. Specify percentage (rounded to the nearest 1/100 of 1%) and specify whether "PLUS" or "MINUS".
/5/ Specify rate of interest per annum (rounded to the nearest 1/100 of 1%). /6/ Specify minimum or maximum amount, if any, which the Borrower may accept and/or the limit, if any, as to the aggregate principal amount of the Competitive Bid Loans of the quoting Lender which the Borrower may accept (see Section 2.3.4(ii)(d)).

     We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the 364-Day Revolving Credit Agreement dated as of May 27, 1998, among the Borrower, the Lenders listed on the signature pages thereof, The Chase Manhattan Bank, as Syndication Agent and Citibank, N.A., as Documentation Agent and yourselves, as Administrative Agent (the "Agreement"), irrevocably obligates us to make the Competitive Bid Loan(s) for which any offer(s) are accepted, in whole or in part. Capitalized terms used herein and not otherwise defined herein shall have their meanings as defined in the Agreement.

                                          Very truly yours,

                                          [NAME OF BANK]



Dated: _________________, 19___           By:____________________________
                                             Authorized Officer

                                  EXHIBIT "I"

                    FORM OF OPINION OF MAYER, BROWN & PLATT

                               (to be provided)